Exhibit 10.3

CREDIT AGREEMENT

DATED AS OF OCTOBER 15, 2014

GGT DANIEL SC VENTURE, LLC

and

SYNOVUS BANK

i

ARTICLE VI			32
6.	REPRESENTATIONS AND WARRANTIES		32
	6.1	Borrower’s Existence	32
	6.2	Authorization	32
	6.3	Consents or Approvals	32
	6.4	Violations or Actions Pending	32
	6.5	Existing Indebtedness	32
	6.6	Tax Returns	33
	6.7	Financial Statements	33
	6.8	Title To Land	33
	6.9	Solvency	33
	6.10	Priority of Liens	33
	6.11	Accuracy of Documents	33
	6.12	Environmental Matters	33
	6.13	Restrictions and Covenants Affecting the Mortgaged Property	34
	6.14	Roads and Utilities	34
	6.15	Condemnation	34
	6.16	Compliance with Laws	34
	6.17	Assigned Documents	34
	6.18	Continuing Effectiveness	35
	6.19	Anti-Terrorism Laws	35
ARTICLE VII			36
7.	BORROWER’S COVENANTS		36
	7.1	Affirmative Covenants	36
	7.2	Negative Covenants	40
	7.3	Construction Covenants	41
	7.4	Insurance and Condemnation Covenants	42
	7.5	Assigned Document Covenants	47
	7.6	Escrow Deposits	48
	7.7	General Covenants and Agreements Pertaining to the Collateral	48
	7.8	Visitation	48
	7.9	Filing Fees and Taxes	48
	7.10	Underlying Documents	48
	7.11	Further Assurances	48
ARTICLE VIII			49
8.	DEFAULT		49
	8.1	Events of Default	49
	8.2	No Advances After Default	51
	8.3	Acceleration	51
	8.4	General Remedies	51
	8.5	Bank’s Additional Rights and Remedies	51
	8.6	Right of Set-Off	53
	8.7	No Limitation on Rights and Remedies	54
	8.8	Application of Proceeds	54

ii

ARTICLE IX			54
9.	MISCELLANEOUS		54
	9.1	Termination of Bank’s Lien	54
	9.2	Construction	54
	9.3	Indemnity	55
	9.4	Bank’s Consent or Approval	55
	9.5	Enforcement and Waiver by Bank	55
	9.6	No Representation, Assumption, or Duty	55
	9.7	Expenses of Bank	56
	9.8	Attorneys’ Fees	56
	9.9	Exclusiveness	56
	9.10	Notices	56
	9.11	Waiver and Release by Borrower	58
	9.12	Limitation on Waiver of Notice, Etc.	58
	9.13	Assignment and Participation	58
	9.14	Governing Law	59
	9.15	SUBMISSION TO JURISDICTION; WAIVERS	59
	9.16	Binding Effect; Assignment	60
	9.17	Entire Agreement, Amendments	60
	9.18	Severability	60
	9.19	Headings	60
	9.20	Counterparts	60
	9.21	Seal	60

EXHIBIT A COST BUDGET

EXHIBIT B ENVIRONMENTAL SITE ASSESSMENT REPORTS

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of October     , 2014, between GGT DANIEL SC VENTURE, LLC, a Delaware limited liability company (the “Borrower”), and SYNOVUS BANK, a Georgia banking corporation (the “Bank”).

WHEREAS, Borrower has requested that Bank extend certain credit to Borrower, and Bank has agreed to extend to Borrower a construction/term loan in the principal amount of up to $25,000,000.00, on the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

1.	DEFINITIONS.

1.1 Defined Terms. As used herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Advance” means each loan of money or credit made or extended to or for the benefit of Borrower by Bank pursuant to this Agreement.

“Advancement Termination Date” means the date which is thirty-six (36) months from the date of this Agreement (viz., October     , 2017).

“Affiliate” means, as to any Person, each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such Person, and includes each Subsidiary of a Person.

“Agreement” means this Credit Agreement, together with all modifications and amendments hereafter made.

“ALTA” means the American Land Title Association.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Approved Development Manager” means:

(A) Daniel Realty Company, LLC and/or any Person Controlled by Daniel Realty Company, LLC; or

(B) any other Person approved by Bank (such approval not to be unreasonably withheld or delayed).

“Architect’s Contracts” means any and all contracts with any architects performing work with respect to the Project, and any and all renewals, extensions or modifications thereof and guaranties of performance to Borrower thereunder.

“Assigned Documents” means (i) the Assigned Leases; (ii) the Construction Documents; (iii) any and all other agreements entered into by or for the benefit of Borrower with any property manager, development manager, broker, or other Person with respect to the development, management, leasing, operation or use of the Project, (including, but not limited to the Development Agreement and the Management Agreement (upon execution and delivery of the same)); (iv) any and all Governmental Approvals with respect to the Project; (v) any and all operating, service, supply, and maintenance contracts with respect to the Project; and (vi) any and all rights of Borrower under any of the foregoing, including, without limitation, any rights to receive any payments or other monies under any of the foregoing.

“Assigned Leases” means the Qualified Leases and all other leases presently existing or hereafter made, whether written or verbal, or any letting of, or agreement for the use or occupancy of, any part of the Mortgaged Property, and each modification, extension, renewal and guarantee thereof.

“Assignment of Management Agreement” means an Assignment and Subordination of Management Agreement to be entered into among Borrower, a property manager to be selected by Borrower and approved by Bank (such approval not to be unreasonably withheld or delayed), and Bank, together with all modifications and amendments at any time made thereto.

“Attorneys’ Fees” means attorneys’ fees actually incurred at ordinary and customary rates.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar Laws of any Jurisdiction for the relief of debtors, and “Bankruptcy” means the commencement of any case or other action for relief under Bankruptcy Law.

“Bank’s Lien” means the Lien granted to Bank by Borrower pursuant to this Agreement and the other Security Documents.

“Borrower Parties” means Borrower, Guarantors and any other Person that hereafter becomes a party to this Agreement and/or any other Loan Document, and which Person is responsible in whole or in part for any of the Obligations.

“Borrower’s Interest” means all the right, title and interest of Borrower of whatever kind, nature and description, whether now existing or hereafter arising.

“Borrower’s Representatives” means the persons designated by Borrower from time to time as Borrower’s Representatives under this Agreement.

“Budgeted Costs” means the budgeted costs as set forth in the Cost Budget.

“Business Day” means any day of the year, other than Saturday or Sunday, on which dealings in United States Dollars are carried on in the London interbank market and banks open for business in New York, New York and in Birmingham, Alabama are not required or authorized to close.

“Change in Control” means a change that occurs prior to Substantial Completion of the Project if, after the change, an Approved Development Manager is no longer responsible for discharging the Development Manager Obligations (it being acknowledged and agreed that, notwithstanding anything in this Agreement or any other Loan Documents to the contrary, a change in the Equity Owners of any Borrower Party or any interest therein, shall not in and of itself constitute a Change in Control or otherwise give rise to a Default).

“Closing” means the time and place of actual execution and delivery of this Agreement, the Construction Note, and except as waived by Bank, the other documents, instruments, and things required by Section 4.1 hereof.

“Closing Certificate” means a certificate of even date herewith in form and substance acceptable to Bank and signed by each Borrower Party.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the assets of Borrower of every kind, nature and description, wherever located, whether now owned or hereafter acquired, including, but not limited to, the following:

(A) The Mortgaged Property;

(B) The Assigned Leases, the Construction Documents and the other Assigned Documents;

(C) The Rents;

(D) All amounts that may be owing from time to time by Bank to Borrower in any capacity, including, without limitation, any balance or share belonging to Borrower of any Deposit Accounts or other account with Bank;

(E) All of Borrower’s assets which are or may be subject to Article 9 of the Uniform Commercial Code, together with all replacements therefor, additions and accessions thereto, and proceeds (including, but without limitation, insurance proceeds) and products thereof, including, without limitation, the following:

(1) Accounts;

(2) Chattel Paper;

(3) Contract Rights;

(4) Commercial Tort Claims;

(5) Deposit Accounts;

(6) Documents;

(7) Equipment;

(8) General Intangibles;

(9) Instruments;

(10) Intellectual Property Rights;

(11) Inventory;

(12) Investment Property;

(13) Letter-of-Credit Rights;

(14) Payment Intangibles;

(15) Supporting Obligations;

(16) Rights as seller of Goods and rights to returned or repossessed Goods;

(17) All existing and future leases and use agreements of personal property entered into by Borrower as lessor with other Persons as lessees, including without limitation the right to receive and collect all rentals and other monies, including security deposits, at any time payable under such leases and agreements;

(18) Any existing and future leases and use agreements of personal property entered into by Borrower as lessee with other Persons as lessors, including without limitation the leasehold interest of Borrower in such property, and all options to purchase such property or to extend any such lease or agreement;

(19) Fixtures;

(20) All moneys of Borrower and all bank accounts, deposit accounts, lock boxes and other accounts in which such moneys may at any time be on deposit or held and all investments or securities in which such moneys may at any time be invested and all certificates, instruments and documents from time to time representing or evidencing any of the same;

(21) All claims of Borrower in any pending litigation and/or claims for any insurance proceeds;

(F) All Records;

(G) Any and all other assets of Borrower of any kind, nature or description and which are intended to serve as Collateral under any one or more of the Security Documents; and

(H) All interest, dividends, Proceeds, products, rents, royalties, issues and profits of any of the property described above, including, without limitation, all monies due and to become due with respect to such property, together with all rights to receive the same, and all notes, certificates of deposit, checks and other instruments and property from time to time delivered to or otherwise possessed by Bank for or on behalf of Borrower in substitution for or in addition to any of said property.

“Completion Guaranty” means that certain Guaranty of Completion and Selected Obligations of even date herewith, executed and delivered by Guarantors in favor of Bank, as amended from time to time.

“Construction Advances” means Advances of the Construction Loan for costs and expenses of labor, materials, equipment, personalty and fixtures used or to be used in connection with the construction of the Project.

“Construction Documents” means the General Contractor’s Contract, the Architect’s Contracts, the Engineer’s Contracts, the Plans and Specifications, and any and all other agreements entered into by Borrower with any contractor, architect, engineer, or other Person and relating to the construction, use or occupancy of the Project.

“Construction Laws” means all Laws of any Jurisdiction relating to the construction of the Project and the rules and regulations adopted and publications promulgated pursuant thereto.

“Construction Loan” means the construction loan which Bank has agreed to advance to Borrower in accordance with the terms of Article II of this Agreement.

“Construction Loan Amount” means an amount not to exceed Twenty-Five Million and No/100 Dollars ($25,000,000.00).

“Construction Loan Fee” means a fee in the amount of one-half of one percent (0.5%) of the Construction Loan Amount (viz., a fee of $125,000.00) payable by Borrower to Bank at the Closing.

“Construction Note” means that certain Promissory Note of even date herewith in the principal amount of $25,000,000.00, executed and delivered by Borrower in favor of Bank, together with any and all extensions, revisions, modifications or amendments at any time made thereto.

“Control”, “Controlled by”, or “Controlling” means the ability to control the day-to-day operational decisions and management and policies of an applicable Person whether by direct or indirect voting control, contract or otherwise.

“Cost Budget” means the cost budget set forth on Exhibit “A”.

“Debt Yield” means the ratio obtained by dividing (i) Net Operating Income, by (ii) the outstanding principal balance of the Construction Loan at the applicable time (plus the Unfunded Credit Exposure at such time, if any).

“Default” means the occurrence of an event described in Section 8.1 hereof regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default.

“Default Costs” means all Indemnified Losses incurred by Bank by reason of a Default.

“Default Notice/Borrower” means a notice given by Bank to Borrower that a Default has occurred and providing with reasonable particularity the event(s) which has/have given rise to the Default.

“Default Notice/Guarantors” means a notice given by Bank to Guarantors that a Default has occurred and providing with reasonable particularity the event(s) which has/have given rise to the Default.

“Default Rate” means a variable per annum rate of interest equal to the lesser of (1) four percent (4%) in excess of the interest rate otherwise payable hereunder, or (2) the maximum rate allowed by applicable Laws.

“Development Agreement” means that certain Development Management Agreement of even date herewith between Borrower and Daniel Haywood, LLC, as amended or replaced from time to time.

“Development Manager Default” means an Event of Default under and as defined in the Development Agreement.

“Development Manager Obligations” means the obligations of the Development Manager under the Development Agreement.

“Disability Laws” means all Laws of any Jurisdiction relating to access and facilities for disabled individuals and applicable to the Mortgaged Property, including without limitation the Americans With Disabilities Act of 1990 (“ADA”), as amended (42 U.S.C. Sections 12101, et. seq.), and the rules and regulations adopted and publications promulgated pursuant thereto.

“Engineer’s Contracts” means any and all contracts with any engineers performing work with respect to the Project, and any and all renewals, extensions or modifications thereof and guaranties of performance to Borrower thereunder.

“Environmental Laws” means all Laws of any Jurisdiction relating to the governance or protection of the environment and applicable to the Mortgaged Property, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act (“RCRA”), as amended (42 U.S.C. Sections 6901, et seq.), the Clean Water Act, as amended (42 U.S.C. Sections 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), and the rules and regulations adopted and publications promulgated pursuant thereto.

“Environmental Liability Release Date” means the time of the first to occur of the following: (a) the time at which Bank, or any of its successors or assigns, takes title to or actual possession of the Mortgaged Property following the foreclosure of the Mortgage, (b) the time at which Bank takes title to or actual possession of the Mortgaged Property following the acceptance by Bank of a deed to the Mortgaged Property in lieu of foreclosure of the Mortgage, (c) the time at which all of the outstanding balance of the Obligations are paid and satisfied in full and the Mortgage is terminated as provided therein or herein, and (d) the time at which Borrower transfers its interest in the Mortgaged Property to another Person pursuant to a transfer permitted hereunder, provided that concurrently with such transfer Bank receives from such Person an agreement to indemnify Bank against environmental liabilities substantially identical to the terms provided in this Agreement.

“Environmental Site Assessment Reports” means the reports listed on the attached Exhibit “B”.

“Equity Interests” means any and all ownership or other equitable interests in an applicable Person, including any interest represented by any capital stock, membership interests, partnership interests, or similar interests, but specifically excluding any interests of any Person solely as a creditor of the applicable Person.

“Equity Owner” means any Person owning an Equity Interest.

“Equity Requirement” means the requirement that Borrower contribute a minimum of $10,707,590.00 (with the contribution of the Land to Borrower being deemed to satisfy $4,290,000.00 of such requirement).

“Event of Default” means the occurrence of an event described in Section 8.1 hereof provided that there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default under Section 8.1 (it being acknowledged that, notwithstanding any reference in any Loan Document to the “continuance of an Event of Default” or similar phrase, no Borrower Party shall have any right to cure any Event of Default unless Bank, in its sole discretion, agrees otherwise).

“Excluded Taxes” means, with respect to any payment made by or on account of any obligation of any Borrower Party under any Loan Document any of the following taxes imposed on or with respect to any Person: (a) income taxes (including branch profit taxes) and franchise and similar taxes imposed on any Person as a result of a present or former connection between such Person and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than connections arising from such Person having executed, delivered, performed its obligations under, received payments under, or enforced any Loan Document); (b) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a party to this Agreement in the capacity under which such Person makes a claim under Section 3.6 or designates a new lending office (except to the extent the transferor to such Person (if any) was entitled, at the time the transfer to such Person became effective, to receive additional amounts under Section 3.6); (c) taxes that are attributable to a failure to deliver the documentation required to be delivered pursuant to Section 6.14; (d) any tax imposed as a result of the failure to comply with applicable requirements of Sections 1471 through 1474 of the Code and any published administrative guidance with respect thereto, (e) taxes imposed with respect to an assignment, (f) taxes imposed as a result of such Person’s gross negligence or willful misconduct, and (g) any interest, penalties, or additions to taxes attributable to any of the foregoing.

“Extended Maturity Date” means the date eighteen (18) months from the Initial Maturity Date.

“Extension Fee” means a fee payable by Borrower to Bank on or prior to the Initial Maturity Date in the amount of one-eighth of one percent (0.125%) of the outstanding principal balance of the Construction Loan as of the Initial Maturity Date.

“Extension Requirements” means the requirements that as of the Initial Maturity Date (i) Borrower shall have given Bank at least 30 days (but not more than 90 days) written notice of Borrower’s intention to extend the maturity of the Construction Loan until the Extended Maturity Date; (ii) the Extension Fee shall have been paid; (iii) Substantial Completion of the Project shall have occurred; (iv) Debt Yield shall be not less than 9.75%, based on Borrower’s trailing three-month annualized operating statement (after appropriate adjustment for extraordinary and non-recurring items), and (v) there shall not be existing any Payment Default/Note or any Event of Default.

“Financial Statements” means the most recent balance sheet and income statement of Borrower delivered to Bank.

“Financing Statements” means the UCC-1 financing statements (including any amendments and continuations) and UCC-3 financing statements required under this Agreement.

“Fiscal Year” means a twelve-month period of time commencing on the first day of January.

“Fiscal Year-End” means the end of each Fiscal Year.

“Force Majeure Event” means any delays which are occasioned by or result from acts of God, inclement weather, labor and material shortages, labor strikes, work stoppages, war, civil unrest, or riots.

“Foreign Person” means any Person that is not a “United States person” as defined in Section 7701(a)(30) of the Code, provided, however, that Foreign Person shall also include any United States person that is disregarded as an entity separate from its owner, where its owner is a Foreign Person for U.S. federal income tax purposes.

“General Contractor” means any general contractor performing any work with respect to all or any portion of the Project.

“General Contractor’s Contract” means any agreements with any General Contractor relating to the development and/or construction of the Project, and any and all renewals, extensions or modifications thereof and guaranties of performance thereunder.

“Governing Body” means (i) with respect to Borrower, the members of Borrower; and (ii) with respect to any other Person, the board of directors or members of such Person (or any Person or group of Persons exercising similar authority).

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, any Governmental Authority.

“Governmental Authority” means any nation or government and any political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions pertaining thereto, which has or asserts jurisdiction over Bank, any Borrower Party, or the Collateral.

“Guarantor Cure Period” means a period of time beginning the date a Default Notice/Guarantors is given and ending (i) with respect to a Payment Default, the fifth (5th) calendar day thereafter, and (ii) with respect to a Default which is not a Payment Default and arising under paragraph (B) of Section 8.1, the thirtieth (30th) day thereafter or such longer period up to ninety (90) days if such failure is not capable of being cured within thirty (30) days (provided that Guarantors have commenced and continue to diligently pursue cure of such Default) (it being acknowledged that no cure period under this definition shall exist with respect to any other Default).

“Guarantor Event of Default” means an Event of Default which is attributable to the occurrence of an event with respect to a Guarantor.

“Guarantors” means Daniel Realty Company, LLC, Daniel Investment Partners, LLC, and Daniel Realty Services, L.L.C. and/or any Replacement Guarantor (upon execution of an applicable Replacement Guaranty).

“Hazardous Materials” and “Hazardous Substances” means “hazardous materials” and “hazardous substances” as defined under any applicable Environmental Law.

“Improvements” means the “Improvements” as defined in the Mortgage.

“In Balance” means, with respect to the Construction Loan and as reasonably determined by Bank, that the undisbursed portion of the Construction Loan, plus any sums which may have been paid for by Borrower and as reflected in the Cost Budget, are sufficient in the reasonable judgment of Bank to pay for all construction and non-construction costs applicable to the completion of the Project, including all interest and other amounts which may accrue or be payable under this Agreement and the other Loan Documents.

“Indebtedness” means, as to any Person, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation or duplication:

(A) All obligations of such Person for borrowed money;

(B) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

(C) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise:

(1) To purchase such indebtedness; or

(2) To purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or

(3) To supply funds to or in any other manner invest in the debtor;

(D) All indebtedness secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

(E) All indebtedness incurred as the lessee of goods or services under leases that should be reflected on the lessee’s balance sheet.

“Indemnified Losses” means all actual damages, dues, penalties, fines, costs (including costs of collection and court fees), amounts paid in settlement, taxes (other than Excluded Taxes), losses, expenses, and fees (including Attorneys’ Fees and expenses), but excluding any of the foregoing to the extent caused by the fraud, gross negligence or willful misconduct of Bank or its Affiliates.

“Initial Maturity Date” means the date which is forty-two (42) months from the date of this Agreement (viz., April     , 2018).

“Inspector” means the Person from time to time designated by Bank, in its discretion, to serve as such hereunder.

“Interest Rate Conversion Date” means the Payment Due Date coinciding with the expiration of any applicable One Month LIBOR Rate Interest Period.

“Jurisdiction” means each and every nation or government or any political subdivision thereof.

“Land” means the “Land” as defined in the Mortgage.

“Laws” means each and all laws, treaties, ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority, or any court or similar entity established by any thereof, and any requirement of Licenses and Permits, whether now in effect or hereafter enacted, including without limitation Construction Laws, Disability Laws, and Environmental Laws.

“LIBOR Business Day” means a day on which the office of Bank at which payments under this Agreement and/or the Notes are to be made is open for business and on which dealings in U.S. dollar deposits are carried out in the London interbank market.

“Licenses and Permits” means all building permits, certificates of occupancy, and other permits, licenses, approvals, and authorizations of any Governmental Authority necessary to own, use, occupy, operate, or maintain the Mortgaged Property or any part thereof.

“Lien” means any mortgage, pledge, encumbrance, charge, security interest, assignment or other preferential arrangement of any nature whatsoever, including any conditional sale agreement or other title retention agreement.

“Loans” means the loans and other extensions of credit, if any, being made by Bank to Borrower pursuant to this Agreement, including, but not limited to, the Construction Loan.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Completion Guaranty, the Payment Guaranty, the Closing Certificates, and any and all other documents or instruments of any kind heretofore, contemporaneously herewith or hereafter executed or delivered in connection with, or evidencing, securing, guaranteeing or relating to, the Loans, whether heretofore, simultaneously herewith, or hereafter delivered, together with any and all extensions, revisions, modifications or amendments at any time made to any of the foregoing.

“London Interbank Offered Rate” means, with respect to any One Month LIBOR Rate Interest Period, the rate for deposits in U.S. dollars on or up to two LIBOR Business Days preceding the first day of such One Month LIBOR Rate Interest Period as appearing on Reuters Page LIBOR01 (or such other page or service as may replace Reuters Page LIBOR01 as nominated or designated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits) and for a period comparable to the term of such One Month LIBOR Rate Interest Period to be the London Interbank Offered Rate.

“Major Construction Contract” means the General Contractor’s Contract and any other contract or subcontract relating to the construction of the Project, and which contract provides for an aggregate contract price greater than $1,000,000.00.

“Management Agreement” means a management agreement to be entered into between Borrower and a property manager selected by Borrower and approved by Bank (such approval not to be unreasonably withheld or delayed), as amended from time to time.

“Margin” means two and fifteen-hundredths percent (2.15%).

“Material Adverse Change” means the occurrence of an event giving rise to a Material Adverse Effect.

“Material Adverse Effect” means, as reasonably determined by Bank, a material adverse effect on (a) the financial condition of any Borrower Party after the date of this Agreement; (b) the rights and remedies of Bank under any Loan Document; (c) the ability of any Borrower Party to perform its Obligations under any Loan Document to which it is or is to be a party; (d) the priority of Bank’s Lien; or (e) the ability of any Person a party to a Major Construction Contract to timely perform its obligations thereunder (including the termination of a Major Construction Contract), unless Borrower provides in substitution thereof assurances as may be reasonably required by Bank to evidence that such obligations will be timely performed by a Person and under terms and conditions reasonably acceptable to Bank.

“Maturity Date” means, as applicable, the Initial Maturity Date or the Extended Maturity Date.

“Mortgage” means that certain Mortgage and Security Agreement of even date herewith, executed and delivered by Borrower in favor of Bank, together with all modifications and amendments hereafter made.

“Mortgaged Property” means the “Mortgaged Property” as defined in the Mortgage.

“Net Operating Income” means, as of an applicable date:

(1) annual gross rental and other revenue arising from the operation of the Project during the applicable period, exclusive of refunds, uncollectible accounts, sales of furniture, fixtures and equipment, insurance proceeds (other than business interruption or other loss of income insurance), condemnation proceeds, any disbursements to Borrower from any reserve account, and any other extraordinary receipts, less

(2) (i) operating expenses incurred with respect to the Project during the applicable period relating to the operating, maintenance and management of the Project that are incurred by Borrower on a regular or periodic basis, including, but not limited to the ordinary repair and maintenance expenses incurred, utilities, insurance, license fees, administrative expenses, property taxes, advertising expense, legal fees, payroll and related taxes, management fees, lease payments as approved by Bank, and other similar costs, but excluding depreciation and amortization and any other non-cash expenses, debt service and contributions to any reserve, and non-recurring capital expenditures, and (ii) reserves for replacement of not less than $200.00 per apartment unit, all as reasonably determined by Bank on an annualized basis.

“Notes” means the Construction Note and any other notes delivered by Borrower to Bank pursuant to this Agreement.

“Obligations” means the obligations (including obligations of performance) and liabilities of any Borrower Party to Bank of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by Bank from any source, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by any agreement or instrument, and whether incurred as maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, and in all cases incurred pursuant to any Loan Document, and any and all extensions and renewals of any of the same, including but not limited to the obligation:

(A) To pay the principal of and interest on the Notes in accordance with the respective terms thereof and/or hereof, including any and all extensions, modifications, and renewals thereof and substitutions therefor;

(B) To pay, repay or reimburse Bank for all amounts owing hereunder or under any of the other Loan Documents, including the all Indemnified Losses and Default Costs; and

(C) To reimburse Bank, on demand, for all of Bank’s expenses and costs, including Attorneys’ Fees and expenses, in connection with the preparation, amendment, modification, or enforcement of this Agreement and the other Loan Documents, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (A) and (B)

“One Month Adjusted LIBOR Rate” means, for each respective One Month LIBOR Rate Interest Period, an interest rate equal to the sum of (i) the applicable One Month LIBOR Rate, plus (ii) the Margin.

“One Month LIBOR Rate” means, as applicable to each respective One Month LIBOR Rate Interest Period, a per annum rate of interest equal to the quotient obtained (stated as an annual percentage rate rounded upward to the next higher 1/100th of 1%) by dividing (A) the London Interbank Offered Rate, by (B) 1.00 minus any Reserve Requirement for the One Month LIBOR Rate Interest Period (expressed as a decimal).

“One Month LIBOR Rate Interest Period” means (i) in the case of a One Month LIBOR Rate Interest Period commencing on the date of Closing, a period from such date to the first (1st) Payment Due Date thereafter, and (ii) with respect to any other One Month LIBOR Rate Interest Period, a period from the applicable Interest Rate Conversion Date to the first (1st) Payment Due Date thereafter.

“Ordinary Course of Business” means an action taken by a Person only if:

(A) Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(B) Such action is not required to be authorized by the Governing Body of such Person; and

(C) Such action is similar in nature and magnitude to actions customarily taken, without any authorization by any Governing Body, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (i) the articles of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the articles of organization or certificate of formation and the operating agreement of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (vi) any amendment to any of the foregoing.

“Out Of Balance” means, with respect to the Construction Loan, that the Construction Loan is not In Balance.

“Participant” means any bank or financial institution chartered under federal or state law or any Affiliate of Bank (but, for the avoidance of doubt, expressly excluding any Foreign Person) which either enters into a participation agreement with Bank and/or to whom Bank assigns all or a portion of its rights and obligations under this Agreement and the other Loan Documents.

“Payment Default” means any Default which may be cured with the payment of money.

“Payment Default/Note” means any default in the payment of any installment of principal or interest owing under any Note when due.

“Payment Due Date” means the tenth (10th) day of each calendar month during the term of this Agreement.

“Payment Guaranty” means that certain Payment Guaranty of even date herewith, executed and delivered by Guarantors in favor of Bank, as amended from time to time.

“Payment Guaranty Reduction Date” means the date on which Borrower provides documentation as required by Bank to evidence that Substantial Completion of the Project shall have occurred, and Bank has provided Borrower with written acknowledgment of the same, provided that on such date there is not existing any Default (provided, however, that if such Default(s) is/are cured within any applicable cure period under Section 8.1 or, if later, within any applicable Guarantor Cure Period, then the Payment Guaranty Reduction Date shall be the date of such cure if on such date there is not existing a Default, and upon request of Borrower or any Guarantor, Bank will deliver to Guarantors a writing evidencing the same, if and when such is the case).

“Permitted Leases and Other Transfers of Collateral” means (i) the Qualified Leases and any other leases and transfers of Collateral approved by Bank in its sole but commercially reasonable discretion, and (ii) easements or similar conveyances reasonably necessary to permit construction and operation of the Project as contemplated by the Plans and Specifications, including easements to public utilities, Governmental Authorities, or right-of-way conveyances.

“Permitted Liens” means:

(A) Bank’s Lien;

(B) Liens and any other easement, covenant, reservation, right-of-way, restriction or other matter of title as set forth in the Title Insurance Policy;

(C) The following Liens, if the granting of such Lien or the attachment of such Lien to the Collateral (i) does not otherwise constitute a Default under the terms of this Agreement, and (ii) does not give rise to a Material Adverse Change:

(1) If the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed:

a. Liens for taxes, assessments or charges due and payable and subject to interest or penalty;

b. Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

c. Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens; and

d. Adverse judgments on appeal;

(2) Pledges or deposits made in the Ordinary Course of Business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old age pensions or other social security programs;

(3) Good faith pledges or deposits made in the Ordinary Course of Business to secure performance of bids, tenders, Contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the Ordinary Course of Business; and

(4) Purchase money security interests granted in the Ordinary Course of Business to secure not more than one hundred percent (100%) of the purchase price of assets; and

(D) Such other matters of title approved by Bank in writing (including any easement, covenant or restriction now or hereafter affecting the Collateral).

“Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or Governmental Authority.

“Petroleum Products” means “petroleum products” as defined under any applicable Environmental Law.

“Place for Payment” means a place for payment as from time to time designated by Bank, which place for payment currently is at the address of Bank as hereinafter provided for with respect to notices.

“Plans and Specifications” means any and all plans and specifications, drawings and working drawing for the Project, and any and all modifications thereof and changes thereto.

“Project” means a 292-unit apartment complex and related site improvements to be constructed at the Land in accordance with the Plans and Specifications.

“Qualified Lease” means a tenant lease of an apartment unit at the Project which (i) is in full force and effect and, except for rent payments not more than thirty (30) days past due, is not in default, (ii) is written on a lease substantially in the form approved by Bank, and (iii) is not leased to any Person affiliated with Borrower Party; provided, however, that not more than five units may be occupied by a resident manager or other apartment personnel if such units are provided as a part of such Person’s compensation package.

“Quarter” means a period of time of three consecutive calendar months.

“Quarter-End” means the last day of each of the months of March, June, September, and December.

“Records” means correspondence, memoranda, tapes, discs, microfilm, microfiche, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, and all filing cabinets and other containers in which any of the foregoing is stored or maintained.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation “T”, Regulation “U”, and Regulation “X”” means Regulation T, Regulation U, and Regulation X, respectively, of the Board of Governors of the Federal Reserve System as now or from time to time hereafter in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Rents” means all the rents, issues, and profits now due and which may hereafter become due under or by virtue of the Assigned Leases, together with all claims and rights to the payment of money at any time arising in connection with any rejection or breach of any of the Assigned Leases under Bankruptcy Law, including without limitation, all rights to recover damages arising out of such breach or rejection, all rights to charges payable by a tenant or trustee in respect of the leased premises following the entry of an order for relief under Bankruptcy Law in respect of a tenant and all rentals and charges outstanding under the Assigned Leases as of the date of entry of such order for relief.

“Replacement Guaranties” means guaranties in substantially the same form as the Payment Guaranty and the Completion Guaranty, incorporating such non-substantive changes as appropriate in light of the identity of the Replacement Guarantors.

“Replacement Guarantor” means a replacement guarantor which is approved by Bank in its commercially reasonable discretion.

“Replacement Guarantor Closing Certificates” means closing certificates in substantially the same form as the Closing Certificates, incorporating such non-substantive changes as appropriate in light of the identity of the Replacement Guarantors.

“Replacement Guarantor Requirement” means the requirement that, within 30 days after Bank shall have given Borrower Parties written notice of a Guarantor Event of Default (unless Bank is prohibited from giving such notice pursuant to applicable laws or court order, in which case the 30 period of time shall commence at the time of the occurrence of the Guarantor Event of Default), one or more Replacement Guarantors (i) shall have executed and delivered to Bank the Replacement Guaranties, Replacement Guarantor Closing Certificates and such other documentation in connection therewith as may be reasonably required by Bank in its commercially reasonable discretion, (ii) shall have paid all of Bank’s out-of-pocket costs (including Attorney’s Fees) incurred in connection therewith, and (iii) shall have submitted to Bank such financial information and documentation as may be reasonably required by Bank, and the creditworthiness of Replacement Guarantors shall be approved by Bank and acceptable to Bank in all respects; provided, however, that at the time a Replacement Guarantor becomes a Replacement Guarantor, unless otherwise agreed by Bank, a Replacement Guarantor shall have a net worth and liquid assets in an amount as required by Bank, all as determined by Bank in its reasonable discretion.

“Required Endorsements” means an ALTA Comprehensive 1 endorsement, an ALTA Form 3.0 zoning endorsement, a survey endorsement specifically insuring Bank that the survey required herein is accurate and accurately depicts the same real estate covered by the Title Insurance Policy, an access endorsement, a usury endorsement, a variable rate endorsement, endorsements for future advances under the Mortgage, endorsements for mechanics’ and materialmen’s liens (or the deletion of the exception for mechanics’ and materialmen’s liens with a pending disbursement clause), and any other endorsements of the Title Insurance Policy required by Bank.

“Reserve Requirement” with respect to a One Month LIBOR Rate Interest Period, means the weighted average during the One Month LIBOR Rate Interest Period of the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during the One Month LIBOR Rate Interest Period) which is imposed under Regulation D.

“Retainage” means ten percent (10%) of Construction Advances until the Project is 50% complete, and five percent (5%) thereafter, all as determined by Bank in its sole, but commercially reasonable, discretion (it being understood that there shall be no retainage for (i) “soft costs”, (ii) “direct material purchases” by the General Contractor for which no Retainage is required under the General Contractor’s Contract, and (iii) the Retainage itself, provided that upon lien free completion of sub-contractors work the retainage will be released with respect to such work.

“Security Documents” means all documents or instruments of any kind executed or delivered in connection with the Loans, whether delivered prior to, at, or after the Closing, wherein Bank is granted a Lien in Borrower Party’s assets, and all documents and instruments executed and delivered in connection with any of the foregoing, together with any and all extensions, revisions, modifications or amendments at any time made to any of such documents or instruments, including but not limited to this Agreement, the Mortgage, the Assignment of Management Agreement, and the Financing Statements.

“Solid Wastes” means “solid wastes” as defined under any applicable Environmental Law.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property and assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordination of Development Agreement” means that certain Subordination of Development Agreement of even date herewith between Daniel Haywood, LLC and Bank, together with all modifications and amendments hereafter made.

“Substantial Completion of the Project” means the date on which the Project is completed substantially in accordance with applicable Laws, as evidenced by a certificate of occupancy or completion (or other comparable evidence of completion) issued by the appropriate Governmental Authority for the Project.

“Third Person” means any Person not a party to this Agreement.

“Title Insurance Company” means First American Title Insurance Company or other title insurance company acceptable to Bank in its reasonable discretion and authorized under applicable Law to issue the Title Insurance Policy.

“Title Insurance Policy” means a standard ALTA form title insurance policy with respect to the Mortgaged Property and reasonably acceptable to Bank in its discretion, containing the Required Endorsements, dated the date of Closing and endorsed or “dated-down” to a date no more than three (3) days prior to each Advance, and issued by the Title Insurance Company to Bank upon the Mortgaged Property, subject only to those exceptions and matters of title acceptable to Bank, in Bank’s reasonable discretion, including the Permitted Liens.

“Unfunded Credit Exposure” means, at an applicable time, Bank’s commitment to make Advances or otherwise provide financial accommodations to Borrower under the Loan Documents (it being understood and agreed that;

(A) after and during the continuance of a Default and after the Advancement Termination Date, absent an agreement to the contrary, Bank shall no longer be obligated to make any further Advances or otherwise extend credit, and (i) Borrower and Bank may at any time agree that the obligation of Bank to make any further Advances or otherwise extend credit is or has been terminated, and (ii) upon request of Borrower, Bank shall acknowledge if there is (or is not) any Unfunded Credit Exposure), and

(B) to the extent that, at the applicable time, there are any expenses and costs which are not Construction Advances and which Bank is permitted (but not required) to advance under the Loan Documents for or on account of the Borrower, and which costs and expenses have not so been advanced, such amounts shall not be considered Unfunded Credit Exposure (and for avoidance of doubt, as of the date of this Agreement and prior to the initial Advance, Borrower and Bank acknowledge that the Unfunded Credit Exposure is equal to the Construction Loan Amount and is only with respect to Construction Loan Advances and no other extensions of credit)).

“Unsecured Indebtedness” means Indebtedness not secured by any Lien.

“Without Notice” means without demand of performance or other demand, advertisement, or notice of any kind to or upon the applicable Person, except as may be expressly required by applicable Law or expressly provided in the Loan Documents.

1.2 Accounting Terms. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided herein shall be computed in accordance with, sound accounting principles, consistently applied.

1.3 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular, pronouns of one gender shall include all genders, and use of the terms “herein”, “hereof”, and “hereunder” shall be deemed to be references to this Agreement in its entirety unless otherwise specifically provided.

1.4 Computation of Time Periods. For purposes of computation of periods of time hereunder, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “through and including”.

1.5 UCC Terms. As used herein, unless the context clearly requires to the contrary, terms not specifically defined herein shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as presently adopted and in effect in the State of Delaware (except in cases and with respect to Collateral when the perfection, the effect of perfection or nonperfection, and the priority of a Lien in the Collateral is governed by another Jurisdiction, in which case such capitalized words and phrases shall have the meanings attributed to those terms under such other Jurisdiction).

1.6 Reference to Borrower Parties. Any reference in this Agreement to (i) “Borrower Party” shall mean each and any Borrower Party, singularly, and (ii) “Borrower Parties” shall mean all Borrower Parties, collectively.

ARTICLE II

2.	THE CONSTRUCTION LOAN

2.1 General Terms. Subject to the terms hereof, until the Advancement Termination Date, Bank will make Advances of the Construction Loan to Borrower in an aggregate amount not to exceed the Construction Loan Amount. If at any time the unpaid principal balance of the Construction Loan exceeds the amount Borrower could borrow at such time as set forth herein, Borrower shall promptly (and in any case, no later than five (5) Business Days after Bank’s request) pay or cause to be paid such sums to Bank, to the extent necessary to reduce the Construction Loan to an amount which Borrower could borrow at that time.

2.2 The Construction Note. Borrower’s obligation to repay the Construction Loan shall be evidenced by the Construction Note.

2.3 Interest Rate. During the entire term of the Construction Loan, the outstanding principal balance of the Construction Loan shall bear interest at the One Month Adjusted LIBOR Rate during each applicable One Month LIBOR Rate Interest Period.

2.4 Payments of Principal and Interest. Principal and interest on the Construction Loan shall be payable as follows:

(A) On the first Payment Due Date following the date of the Construction Note, on each successive Payment Due Date thereafter until the Advancement Termination Date, and on the Advancement Termination Date, Borrower shall pay to Bank all accrued and unpaid interest on the outstanding principal balance of the Construction Note.

(B) On the first Payment Due Date following the Advancement Termination Date and on each successive Payment Due Date thereafter until the entire indebtedness evidenced by the Construction Note is paid in full, Borrower shall pay to Bank (i) all accrued and unpaid interest on the outstanding principal balance of the Construction Note, and (ii) a principal payment equal to a payment in such an amount as would be necessary to amortize the principal balance and accrued interest on a monthly amortization of principal and interest on a hypothetical loan where (x) the principal indebtedness being amortized is equal to the principal indebtedness owing under the Construction Loan as of the Advancement Termination Date, (y) the interest rate during the amortization period is equal to six percent (6%) per annum, and (z) the amortization period is three hundred sixty (360) months.

(C) If the Extension Requirements have not been met, then the outstanding principal balance of the Construction Loan, together with all accrued and unpaid interest thereon, shall be due and payable to Bank on the Initial Maturity Date.

(D) If the Extension Requirements have been met, then on the first Payment Due Date following the Initial Maturity Date and on each successive Payment Due Date thereafter until the entire indebtedness evidenced by the Construction Note is paid in full, Borrower shall pay to Bank the payments of principal and interest required pursuant to Section 2.4(B).

(E) If not earlier demanded pursuant to Section 9.3 hereof, the outstanding principal balance of the Construction Loan, together with all accrued and unpaid interest thereon, shall be due and payable to Bank on the Extended Maturity Date.

2.5 Use of Proceeds. The proceeds of the Construction Loan shall be used to purchase the Land and finance the construction of the Project as contemplated in the Cost Budget.

2.6 Disbursement of the Construction Loan. Subject to compliance by Borrower with all of the provisions of this Agreement, the Construction Loan shall be disbursed in several Advances at such time, in such amounts and in accordance with the following procedures (provided that Bank shall be under no obligation to make any Construction Advances until all of the conditions contained in Section 4.2 of this Agreement have been satisfied):

(A) Borrower will provide evidence as reasonably required by Bank to reflect that Borrower has contributed money and paid expenses of the Project so that the Equity Requirement has been met.

(B) Not less than ten (10) Business Days before the date on which Borrower desires an Advance, Borrower shall concurrently submit to Bank and the Inspector a written requisition in form reasonably satisfactory to Bank accompanied by a cost breakdown showing the cost of Improvements to the date of the requisition and, if required by Bank, copies of all invoices relating to the work performed. The cost breakdown shall also show the percentage of completion of each line item of Budgeted Costs and the accuracy of the cost breakdown shall be certified by Borrower, by its architect, by the Inspector and by the General Contractor or, as to any items not within the scope of a general contract, by the contractors directly responsible to Borrower for such items. Borrower appoints each of the Borrower’s Representatives as its agent to make disbursement requests. Borrower may hereafter by written notice to Bank appoint one or more other Persons to make disbursement requests, provided any such notice is not effective until actually received by Bank.

(C) The completed construction will be reviewed by the Inspector, who will certify to Bank as to the value of completed construction, percentage of completion and compliance with Plans and Specifications in all material respects.

(D) The maximum allowable Advance will be allowable nonconstruction disbursements actually paid or incurred by Borrower and related to the Improvements, in an amount reasonably determined by Bank to be reasonable and in accordance with the Cost Budget, including any unpaid loan fees and expenses and accrued interest, plus the lesser of (a) the land cost and actual cost of work and labor done on the Improvements or (b) the value of completed construction to date (as reasonably determined by Bank on the basis of its review of Borrower’s requisition and cost breakdown and the review by Bank’s representative and certification of the Inspector). The Advance to be made will be the maximum allowable Advance less the Retainage. The Retainage shall be advanced only after substantial completion of the applicable work reasonably satisfactory to the Inspector and the furnishing to Bank of evidence satisfactory to Bank that such completion is free of all mechanic’s and materialman’s Liens. In the event Bank shall reasonably determine the value of completed construction to date to be less than the same value as determined by the Inspector, Bank shall notify Borrower in writing of the reasons for Bank’s determination.

(E) Bank shall not be required to make any Advance for any materials supplied for, or intended to be utilized in connection with, the construction of the Improvements but not yet affixed to or incorporated into the improvements to the Project, unless such materials are fully insured and protected with adequate safeguards as reasonably required by Bank to prevent loss, theft, damage or commingling with other materials, are materials which are scheduled for incorporation into the Project not more than sixty (60) days from delivery thereof (except that Bank may advance for materials scheduled for incorporation into the Project sixty (60) days or more from delivery if Borrower provides to Bank such assurances as Bank may reasonably require that such materials are stored within reasonable proximity to the Project, title to such materials are in the name of Borrower, the materials are properly insured, Bank’s Lien is properly perfected with respect to such materials, and no Person claims any title or lien rights to the same which are adverse to that of Borrower and Bank (other than a Permitted Lien).

(F) Advances shall be made for Budgeted Costs on each line item shown on the Cost Budget only up to the amount budgeted in the Cost Budget for such line item. A reallocation among line items (including the reallocation of savings from one line to another) may be made upon prior written notice to Bank, provided the Construction Loan remains In Balance. Disbursements may be made to pay interest accrued on the Construction Loan only to the extent cash flow is insufficient to do so, notwithstanding that the Cost Budget contains unadvanced sums for interest or carry.

(G) Notwithstanding the foregoing, Bank shall not be required to make any Advance of the Construction Loan (i) more than once each month, or (ii) to the extent that such Advance would cause the Construction Loan to be Out Of Balance.

(H) Regardless of whether Borrower has submitted a requisition therefor, Bank may, in its discretion, from time to time upon prior written notice to Borrower, make Advances to pay amounts which become due for construction and nonconstruction expenses for which Borrower is responsible for payment, including, without limitation, interest on the Construction Loan during the continuance of a Default. Such Advances may be made directly to parties to whom such amounts are due or to Bank to reimburse Bank for sums due to it. All such Advances and Advances to parties other than Borrower shall be deemed Advances of the Construction Loan to Borrower hereunder and shall be secured to the same extent as if they were made directly to Borrower.

(I) Bank may, in its discretion, advance Construction Loan funds through a disbursement agent appointed by Bank at Borrower’s expense, and any Advance to such agent will be deemed to be an Advance to Borrower.

(J) The making of an Advance by Bank shall not constitute Bank’s approval or acceptance of the construction theretofore completed. Bank’s inspection and approval of the Plans and Specifications, the construction of the Improvements, or the workmanship and materials used therein, shall impose no liability of any kind on Bank, the sole obligation of Bank as the result of such inspection and approval being to make the Advances if, and to the extent, required by this Agreement.

(K) The Budgeted Costs include (1) an interest reserve, which interest reserve will be advanced by Bank to pay interest on the Construction Loan as it becomes due, unless Borrower pays interest when due from other than Construction Loan funds; (2) a contingency reserve, which contingency reserve shall be disbursed by Bank (x) until the occurrence of a Payment Default or an Event of Default, to Borrower (subject to Bank’s commercially reasonable approval of the amounts and uses of such contingency reserves), and (y) after an Event of Default, at Bank’s discretion to effectuate the purposes of this Agreement; and (3) a developer’s fee in an amount up to $1,037,114.00, which fee may be paid pro rata in equal monthly payments over a period beginning the commencement of construction and ending on the Advancement Termination Date. Interest will be payable by Borrower to Bank on all amounts advanced for the foregoing.

The provisions of this Section 2.6 are solely for the benefit of Bank. Bank may make one or more Advances to Borrower upon written or oral disbursement requests not complying with the requirements of this Section, and such Advances will, in the absence of bad faith by Bank, be conclusively deemed to be Advances to Borrower hereunder.

2.7 Representations and Warranties. Each submission by Borrower to Bank of a requisition for an Advance of the Construction Loan shall constitute Borrower’s representation and warranty to Bank that (i) all completed construction is substantially in accordance with the Plans and Specifications, (ii) all construction and nonconstruction costs for the payment of which Bank has previously advanced funds have in fact been paid, and (iii) there is not existing any Default.

2.8 Additional Information. If Bank or the Title Insurance Company shall so require, Borrower will submit with the requisitions for Advances lien waivers in form satisfactory to Bank and the Title Insurance Company, showing amounts paid and amounts due to all Persons furnishing labor or materials in connection with the completion of the Improvements. If the Title Insurance Policy is not written so as to insure any and all disbursements of the Construction Loan up to the face amount of the Mortgage (including coverage for losses sustained by reason of the lack of priority of the insured Mortgage over any statutory Lien for services, labor or materials furnished subsequent to the date of this Agreement), Borrower shall have the Title Insurance Company deliver to Bank an endorsement to the Title Insurance Policy insuring each Advance being requisitioned and insuring Bank for said Advance under the Title Insurance Policy.

ARTICLE III

3.	PAYMENTS, ADDITIONAL COSTS, ETC.

3.1 Default Rate. Notwithstanding any provision herein or in any other Loan Document to the contrary, upon the occurrence and during the continuance of an Event of Default, the interest rate payable on the Loans shall be the Default Rate.

3.2 Late Payments. If any scheduled payment (other than the final payment of the balance of the Construction Loan on the Maturity Date), whether principal, interest or principal and interest, is late ten (10) days or more, Borrower agrees to pay a late charge equal to five percent (5%) of the amount of the payment which is late, but not more than the maximum amount allowed by applicable Laws. The foregoing provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Bank may have under this Agreement, including, subject to the terms hereof, the right to declare the entire unpaid principal and interest immediately due and payable.

3.3 Payment to Bank.

(A) All sums payable to Bank under this Agreement or under any other Loan Document shall be paid directly to Bank in immediately available funds or by good check at the Place for Payment. If Bank shall send Borrower statements of amounts due hereunder, such statements shall be considered correct and conclusively binding on Borrower unless Borrower notifies Bank to the contrary within thirty (30) days of its receipt of any statement which it deems to be incorrect.

(B) All payments to be made by Borrower hereunder will be made to Bank not later than 1:00 p.m. at the Place for Payment. Payments received after 1:00 p.m. at the Place for Payment shall be deemed to be payments made prior to 1:00 p.m. at the Place for Payment on the next succeeding Business Day. Borrower hereby authorizes Bank to charge its accounts with Bank in order to cause timely payment of amounts due hereunder to be made (subject to sufficient funds being available in such account for that purpose).

(C) At the time of making each such payment, Borrower shall, subject to the other terms and conditions of this Agreement, specify to Bank the Loan or other obligation of Borrower hereunder to which such payment is to be applied. In the event that Borrower fails to so specify the relevant Loan or if an Event of Default shall have occurred and be continuing, Bank may apply such payments to the Loans in such manner as it may determine in its discretion.

3.4 Prepayment. Borrower may pre-pay the Loans in full or, from time to time, in part, without premium or penalty. In the case of any partial prepayment, Bank shall have the right to require and shall permit the remaining principal balance to be re-amortized over the remaining term of the applicable Loan. All partial prepayments, whether voluntary or mandatory, shall be applied against the next principal payment of the Loans next coming due and in the inverse order of maturity, and no prepayment shall entitle Borrower to cease making any payment as otherwise scheduled hereunder.

3.5 No Setoff or Deduction. All payments of principal and interest on the Loans and other amounts payable by Borrower hereunder shall be made by Borrower without setoff or counterclaim, and, subject to the next succeeding sentence, free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any Governmental Authority. If any such taxes, levies, imposts, duties, fees, assessments or other charges (other than Excluded Taxes) are imposed, Borrower will pay such additional amounts as may be necessary so that payment of principal of and interest on the Loans and other amounts payable hereunder, after withholding or deduction for or on account thereof, will not be less than any amount provided to be paid hereunder and, in any such case, Borrower will furnish to Bank certified copies of all tax receipts evidencing the payment of such amounts within 45 days after the date any such payment is due pursuant to applicable Laws.

3.6 Payment on Non-Business Day; Payment Computations. Whenever any installment of principal of, or interest on, the Loans or other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension.

3.7 Additional Costs.

(A) In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such Governmental Authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to Bank of any amounts payable by Borrower under this Agreement (other than Excluded Taxes), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or (iii) impose any other condition with respect to this Agreement, any other Loan Document or any Loan, and the result of any of the foregoing is to increase the cost to Bank of making, funding or maintaining any Loan or to reduce the amount of any sum receivable by Bank thereon, then, so long as such action uniformly applies to other similarly situated borrowers of Bank, Borrower shall pay to Bank from time to time, within ten (10) Business Days following written request by Bank (to be accompanied by a statement setting forth with reasonable particularity the basis for the increased cost and reasoning therefore) additional amounts sufficient to compensate Bank for such increased cost or reduced sum receivable to the extent Bank is not compensated therefor in the computation of the interest rate applicable to such Loan. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

(B) In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such Governmental Authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank) and Bank determines that the amount of such capital is increased by or based upon the existence of Bank’s obligations hereunder and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then, so long as such action uniformly applies to other similarly situated borrowers of Bank, Borrower shall pay to Bank from time to time, within ten (10) Business Days following written request by Bank (to be accompanied by a statement setting forth with reasonable particularity the basis for the increased cost and reasoning therefore), additional amounts sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank determines to be allocable to the existence of such Bank’s obligations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank shall be conclusive and binding for all purposes absent manifest error in computation.

3.8 Illegality and Impossibility. In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of such Governmental Authority (whether or not having the force of law), shall make it unlawful or impossible for Bank to maintain any Loan under this Agreement, Borrower shall within ten (10) Business Days following receipt of notice thereof from Bank repay in full the then outstanding principal amount of such Loan, together with all accrued interest thereon to the date of payment and all amounts owing to Bank, (a) on the last day of the then current One Month LIBOR Rate Interest Period, if Bank may lawfully continue to maintain such Loan to such day, or (b) immediately if Bank may not continue to maintain such Loan to such day.

3.9 360 Day Year. All interest payable under the Notes shall be calculated on the basis of a 360-day year by multiplying the outstanding principal amount by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 360.

3.10 Indemnification. If Borrower makes any payment of principal with respect to any Loan on any other date than the last day of a One Month LIBOR Rate Interest Period applicable thereto, or if Borrower fails to borrow any Advance after notice has been given to Bank in accordance with this Agreement, or if Borrower fails to make any payment of principal or interest in respect of any Loan when due, Borrower shall reimburse Bank on demand for all Indemnified Losses incurred by Bank, including, without limitation, any actual loss incurred (excluding lost profits) in obtaining, liquidating or employing deposits from a Third Person, whether or not Bank shall have funded or committed to fund the Advance. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to Bank under this Section shall be made as though Bank shall have actually funded or committed to fund the Advance through the purchase of an underlying deposit in an amount equal to the amount of the Advance in the relevant market and having a maturity comparable to the related One Month LIBOR Rate Interest Period and through the transfer of such deposit to a domestic office of Bank in the United States; provided, however, that Bank may fund the Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section.

3.11 No Requirement to Actually Obtain Funds. Notwithstanding the fact that the interest rate pursuant to the Loans may be calculated based upon Bank’s cost of funds, Borrower agrees that Bank shall not be required actually to obtain funds from such source at any time.

3.12 Usury Limitation. If, at any time, the interest rate payable on any Loan shall be deemed by any competent court of law or any Governmental Authority to exceed the maximum rate of interest permitted by any applicable Laws, then, for such time as the interest rate would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest permissible under such Laws, and any excess interest actually collected by Bank shall be credited as a partial prepayment of principal.

3.13 Tax Forms. Any successor or assign of Bank that is entitled to an exemption from or reduction of withholding tax (including, without limitation, any withholding tax imposed under any of Sections 1441 – 1446 of the Code, Sections 1471 – 1474 of the Code, and/or Sections 3401 – 3406 of the Code) under the law of the United States, or an applicable treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents shall deliver to Borrower, at the time or times prescribed by applicable law and at any times reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate.

ARTICLE IV

4.	CONDITIONS PRECEDENT

The obligation of Bank to make the Loans and any Advance hereunder is subject to the following conditions precedent:

4.1 Documents Required for the Closing. Prior to or concurrently with the Closing, the following instruments, documents, and things duly executed by all proper Persons, and all in form and substance reasonably acceptable to Bank, shall have been delivered to Bank (with the consummation of Closing being conclusive evidence of Bank’s approval of and satisfaction with such requirements and conditions, unless otherwise agreed in writing):

(A) This Agreement;

(B) The Construction Note;

(C) The Completion Guaranty;

(D) The Payment Guaranty;

(E) The Mortgage, together with the following:

(1) Evidence that the Mortgage has been (or will timely be) duly recorded in all filing or recording offices that Bank may deem necessary in order to create a valid first Lien on the Mortgaged Property in favor of Bank and that all filing and recording taxes and fees have been paid,

(2) The Title Insurance Policy, with the Required Endorsements and in an amount acceptable to Bank, issued by the Title Insurance Company, insuring the Mortgage to be a valid first Lien on the Mortgaged Property, free and clear of all Liens (including, but not limited to, mechanics’ and materialmen’s Liens), excepting only Permitted Liens, and providing for such other affirmative insurance as Bank may deem necessary in its commercially reasonable discretion,

(3) Evidence that all other action that Bank may deem reasonably necessary in order to create a valid first Lien on the Mortgaged Property has been taken;

(F) The Subordination of Development Agreement, together with a copy of the Development Agreement;

(G) The Closing Certificates;

(H) The Financing Statements, together with evidence that the Financing Statements have been duly recorded in all filing or recording offices that Bank may deem necessary or desirable in order to create a valid first Lien on the Collateral described therein in favor of Bank, and that all filing and recording taxes and fees have been paid;

(I) With respect to each Borrower Party (other than a Borrower Party that is an individual), a certificate of an officer or other representative acceptable to Bank dated as of the date of this Agreement, certifying as to the incumbency and signatures of the representative(s) of such Borrower Party signing, as applicable, this Agreement and each of the other Loan Documents, and each other document to be delivered pursuant hereto, together with the following documents attached thereto:

(1) A copy of the resolutions of such applicable Person’s Governing Body authorizing the execution, delivery and performance of this Agreement, each of the Loan Documents, and each other document to be delivered pursuant hereto, as applicable;

(2) A copy, certified as of a date no more than thirty (30) days prior to the date of this Agreement by the secretary of state (or similar Governmental Authority) of the state, province, or other Jurisdiction where such Person is organized, of such Person’s Organizational Documents filed with such secretary of state (or similar Governmental Authority);

(3) A copy of such Person’s other Organizational Documents;

(J) A certificate, dated not more than thirty (30) days prior to the date of this Agreement, of the secretary of state (or similar appropriate Governmental Authority) of each Jurisdiction in which each Borrower Party (other than a Borrower Party that is an individual) is organized as to the existence and good standing of each such Person within such Jurisdiction, and a certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) of each state where any of the Collateral is located as to the qualification and good standing of Borrower as a foreign entity doing business in each such state;

(K) A written opinion of counsel to the Borrower Parties, dated as of the date of Closing and addressed to Bank;

(L) Financial Statements in form and substance reasonably satisfactory to Bank;

(M) UCC-11 reports showing no Liens superior to Bank’s Lien;

(N) Evidence reasonably satisfactory to Bank that Borrower has obtained all insurance policies as reasonably required under this Agreement and/or any of the other Loan Documents (other than builder’s risk insurance), together with evidence reasonably satisfactory to Bank that all premiums therefor have been paid and that all such policies are in full force and effect;

(O) An ALTA form survey of the Mortgaged Property prepared by an approved surveyor and in accordance with the requirements of Bank, and either (i) evidence satisfactory to Bank that none of the Mortgaged Property is located in a flood hazard area, or (ii) a flood insurance policy reasonably satisfactory to Bank;

(P) An appraisal of the Mortgaged Property (including the Project on a completed basis), made at Borrower’s expense, which must be by an M.A.I. appraiser engaged and approved by Bank, and must be in form and substance reasonably satisfactory to Bank and meeting the requirements of Bank (including, but not limited to, the requirement that such appraisal reflect a loan to value ratio with respect to the Construction Loan of not more than 75% based on the “as stabilized” appraised value of the Project);

(Q) The preliminary Plans and Specifications for the Project;

(R) An environmental/hazardous substances survey and report as approved by Bank, and reports and certifications in such form and from such Person(s) as Bank may require setting forth with such particularity as may be required by Bank: (i) the plans for removal of any and all Hazardous Substances, Petroleum Products, and Solid Wastes located on the Mortgaged Property, if any, including an appropriate verification that such removal will be accomplished in accordance with applicable Law, (ii) the qualifications of those Persons engaged to so remove the Hazardous Substances, Petroleum Products, and Solid Wastes, and (iii) upon completion of the removal of the Hazardous Substances, Petroleum Products, and Solid Wastes, certification that the Hazardous Substances, Petroleum Products, and Solid Wastes have in fact been removed;

(S) A certificate of compliance with applicable restrictive or protective covenants, and certifications by appropriate Governmental Authorities (or other Persons acceptable to Bank) reasonably satisfactory to Bank, and in forms reasonably acceptable to Bank, reflecting that the construction and use of the Project will conform with all Laws, including, without limitation, applicable zoning regulations; and

(T) All other items reasonably required to be provided to Bank and not otherwise set forth above.

4.2 Documents Required for Making of Construction Advances. Prior to the making of any Construction Advance, the following instruments, documents, and things duly executed by all proper Persons, and all in form and substance reasonably acceptable to Bank, shall have been delivered to Bank (with the consummation of Closing being conclusive evidence of Bank’s approval of and satisfaction with such requirements and conditions, unless otherwise agreed in writing):

(A) (i) the General Contractor’s Contract in an amount not greater than the Loan proceeds allocable thereto; (ii) payment and performance bonds with respect to the General Contractor, all such payment and performance bonds to contain a dual obligee rider naming Bank; and (iii) the other Construction Documents;

(B) Builder’s risk insurance;

(C) A copy of an engineering and soil report for the Land in form and substance reasonably satisfactory to Bank;

(D) The final Plans and Specifications and verification of the Inspector’s completion of its plan review and cost analysis relating thereto;

(E) A building (or similar) permit issued by the appropriate Governmental Authority which authorizes Borrower to proceed with construction of the Project in accordance with the Plans and Specifications; and

(F) All other items reasonably required to be provided to Bank and not otherwise set forth above.

4.3 Certain Events. At the time of Closing, and at the time of each Advance:

(A) No (i) Payment Default/Note, nor (ii) other Default with respect to which a Default Notice/Borrower has been given shall have occurred and be continuing;

(B) No Material Adverse Change shall have occurred;

(C) All of the Loan Documents shall have remained in full force and effect; and

(D) Borrower shall have paid all fees, expenses, costs, and other amounts then owing to Bank, including the Construction Loan Fee.

4.4 Election to Make Advances Prior to Satisfaction of Conditions Precedent. In the event Bank, at its option, elects to make one or more Advances prior to receipt and approval of all items required by this Article, such election shall not constitute any commitment or agreement of Bank to make any subsequent Advance until all items required by this Article have been delivered.

ARTICLE V

5.	COLLATERAL SECURITY

5.1 Grant of Lien.

(A) As security for the prompt satisfaction of all Obligations, Borrower hereby assigns, transfers, and sets over to Bank all of Borrower’s Interest in and to, and grants Bank a Lien on, upon and in the Collateral.

(B) No submission by Borrower to Bank of a schedule or other particular identification of Collateral shall be necessary to vest in Bank security title to and a security interest in each and every item of Collateral now existing or hereafter created and acquired, but rather such title and security interest shall vest in Bank immediately upon the creation or acquisition or any item of Collateral hereafter created or acquired, without the necessity for any other or further action by Borrower or by Bank.

5.2 Maintenance of Lien.

(A) Borrower authorizes Bank to file one or more Financing Statements (including initial financing statements and continuation and amendment statements) to perfect Bank’s Lien pursuant to the Uniform Commercial Code, such Financing Statements to be in form and substance as required by Bank.

(B) Borrower hereby appoints Bank as its attorney-in-fact (without requiring Bank to act as such) to file any Financing Statement in the name of Borrower, and to perform all other acts that Bank deems reasonably appropriate to perfect and continue Bank’s Lien and to protect and preserve the Collateral.

(C) In connection with Bank’s Lien, Borrower will:

(1) Execute and deliver, and cause to be executed and delivered, such documents and instruments, including amendments to the Security Documents and Financing Statements (including amendments thereto and continuation statements thereof) in form reasonably satisfactory to Bank as Bank, from time to time, may specify, and pay, or reimburse Bank upon demand for paying, all costs and taxes of filing or recording the same in such Jurisdictions as Bank may designate; and

(2) Take such other steps as Bank, from time to time, may in its commercially reasonable discretion direct to protect, perfect, and maintain Bank’s Lien.

ARTICLE VI

6.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Bank, knowing that Bank will rely on such representations and warranties as an inducement to make the Loans, that:

6.1 Borrower’s Existence. Borrower is a duly organized and existing Delaware limited liability company, is duly qualified to do business in such Jurisdiction and in all other Jurisdictions in which its business interest requires it to be so qualified, and has full power and authority to consummate the transactions contemplated by this Agreement.

6.2 Authorization. The execution, delivery and performance of all of the Loan Documents by each Borrower Party have been duly authorized by all requisite action by such Borrower Party. All of the Loan Documents have been duly executed and delivered and constitute valid and binding obligations of Borrower Parties, enforceable in accordance with their respective terms, and Bank will be entitled to the benefits of all of the Loan Documents.

6.3 Consents or Approvals. To Borrower’s actual knowledge, no consent of any Third Person and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Person is required either (i) for the due execution, delivery, recordation, filing or performance by any Borrower Party of this Agreement or any other Loan Document or for the consummation of the transaction contemplated hereby, (ii) for the mortgage, pledge, assignment, or grant by Borrower of Bank’s Lien, (iii) for the perfection or maintenance of Bank’s Lien, except for the recording of the Mortgage and the Financing Statements, (iv) for the exercise by Bank of its rights or remedies provided for in this Agreement or in any of the other Loan Documents, except as may be required by applicable Laws in connection with the foreclosure and disposition of the Collateral, or (v) for the operation of Borrower’s business. All applicable waiting periods, if any, in connection with the transactions contemplated hereby have expired without any action having been taken by any Person restraining, preventing or imposing materially adverse conditions upon the rights of Borrower to enter into and perform its obligations under this Agreement.

6.4 Violations or Actions Pending. To the best of Borrower’s knowledge, there are no actions, suits, or proceedings pending not covered by insurance or which might otherwise reasonably be expected to have a Material Adverse Effect or which might reasonably be expected to materially impair the value of the Collateral. To the best of Borrower’s knowledge, no Borrower Party is in violation of any agreement the violation of which will or might reasonably be expected to have a Material Adverse Effect, and to the best of Borrower’s knowledge, Borrower is not in violation of any material order, judgment, or decree of any court, or any statute or governmental regulation to which any Borrower Party is subject. To the best of Borrower’s knowledge, the execution and performance of any Loan Document by any Borrower Party will not result in any material breach of any mortgage, lease, credit or loan agreement or any other instrument which may bind or affect any Borrower Party.

6.5 Existing Indebtedness. Borrower has no Indebtedness other than the Construction Loan.

6.6 Tax Returns. Except as may otherwise be permitted herein, all material federal, state, local and other tax returns and reports of Borrower required by Laws have been completed in full and have been (or will be) duly filed, and all taxes, assessments and withholdings shown on such returns or billed to Borrower have been paid, and Borrower maintains adequate provisions and accruals in respect of all such federal, state, local and other taxes, assessments and withholdings. Borrower has received no written notice of any unpaid assessments pending against Borrower for any taxes or withholdings.

6.7 Financial Statements. All financial statements of Borrower heretofore given and hereafter to be given to Bank are and will be true and complete in all material respects as of their respective dates and prepared in accordance with sound accounting principles, consistently applied, and fairly represent and will fairly represent the financial conditions of the Persons to which they pertain, and no Material Adverse Change has or will have occurred in the financial conditions reflected therein after the respective date thereof upon delivery to Bank.

6.8 Title To Land. Borrower has indefeasible fee simple title to the Land (as defined in the Mortgage).

6.9 Solvency. Borrower is Solvent.

6.10 Priority of Liens. Bank’s Lien constitutes a first Lien against the Collateral, prior to all other Liens, including those which may hereafter accrue, except for the Permitted Liens.

6.11 Accuracy of Documents. To Borrower’s actual knowledge, all documents and other things furnished to Bank by or on behalf of any Borrower Party as part of or in support of the application for the Loans or pursuant to this Agreement are in all material respects true, correct, complete and accurately represent the matters to which they pertain.

6.12 Environmental Matters. Except as disclosed in the Environmental Site Assessment Reports, neither the Mortgaged Property nor Borrower is in violation of or subject to any existing, pending or threatened investigation or inquiry by any Governmental Authority or any remedial obligations under any applicable Environmental Laws, and Borrower has no actual knowledge of any facts, conditions or circumstances known to it which would reasonably be expected to result in any such investigation or inquiry if such facts, conditions and circumstances, if any, were fully disclosed to the applicable Governmental Authority, and Borrower will promptly notify Bank if Borrower obtains actual knowledge of any such facts, conditions or circumstances or any such investigation or inquiry. To Borrower’s actual knowledge, Borrower has not obtained, and is not required to obtain, any Governmental Approvals to construct, occupy, operate or use any buildings, improvements, fixtures or equipment in connection with the Mortgaged Property or Improvements constructed or to be constructed by reason of any Environmental Laws; and no Petroleum Products, Hazardous Substances or Solid Wastes have been disposed of or released on the Mortgaged Property, and Borrower covenants and agrees that it will not violate any Environmental Laws in connection with its ownership and use of the Mortgaged Property, including any violation arising from the disposal or release of Petroleum Products, Hazardous Substances or Solid Wastes on the Mortgaged Property (excluding minimal quantities of substances commonly used in connection with the use and operation of similar properties, provided such substances are held, used and stored in accordance with applicable Environmental Laws). Notwithstanding anything to the contrary herein, Borrower shall indemnify and hold Bank harmless from and against any fines, charges, expenses, fees, Attorneys’ Fees and costs incurred by Bank in the event Borrower or the Mortgaged Property (whether or not due to any fault of Borrower) is hereafter determined to be in violation of any Environmental Laws (excluding, however, any conditions caused by materials placed on the Mortgaged Property after the Environmental Liability Release Date or caused by the gross negligence or willful misconduct of Bank), and this indemnity shall survive any foreclosure or deed in lieu of foreclosure and repayment of the Loans.

6.13 Restrictions and Covenants Affecting the Mortgaged Property. To the best of Borrower’s knowledge, neither Borrower nor the Mortgaged Property is in violation of any easements, covenants or restrictions affecting the Mortgaged Property, and the construction of the Improvements in accordance with the Plans and Specifications (a) will not violate any easements, covenants or restrictions affecting the Mortgaged Property (or if the construction of the Improvements will violate any easements, covenants, or restrictions, Borrower will cause such easements, covenants, or restrictions to be amended or removed prior to such violation), and (b) will satisfy all affirmative obligations of Borrower pursuant to any easements, covenants or restrictions affecting the Mortgaged Property.

6.14 Roads and Utilities. All utility and sanitary sewage services necessary for the construction and use of the Project are available, and Borrower has received permission to make such use thereof as is necessary for construction and to make permanent connections thereto upon completion. The Project has adequate direct and free access to one or more public streets, dedicated to public use, fully installed and accepted by the appropriate Governmental Authority, and there are no restrictions on the use and enjoyment of such streets which would adversely affect the Project.

6.15 Condemnation. There are no known proceedings pending, or, to the best of Borrower’s actual knowledge, threatened in writing, to exercise any power of condemnation or eminent domain, with respect to the Mortgaged Property, or any interest therein, or to enjoin or similarly prevent the construction or use of the Improvements.

6.16 Compliance with Laws. All necessary action has been taken or will be taken to permit construction of the Improvements according to the Plans and Specifications and full use of the Improvements for their intended purpose under applicable Laws, including, without limitation, zoning Laws and Environmental Laws. When completed according to the Plans and Specifications, the Project will comply in all material respects with all applicable Laws.

6.17 Assigned Documents.

(A) Borrower is (or, with respect to any Assigned Documents hereafter made, will be) the sole owner and holder of Borrower’s Interest in each Assigned Document, and Borrower has not transferred or otherwise assigned any interest of Borrower as a party to any Assigned Document;

(B) To the best of Borrower’s knowledge, each of the Assigned Documents is (or, with respect to any Assigned Documents hereafter made, will be) valid and enforceable in accordance with its respective terms, and in full force and effect, and has not been (or, with respect to any Assigned Documents hereafter made, will not be) altered, modified or amended in any manner whatsoever except as permitted in this Agreement;

(C) None of the Rents have been or will be assigned, pledged or in any manner transferred or hypothecated, except pursuant to this Agreement, and

(D) None of the Rents, for any period subsequent to the date of this Agreement, has been or will be collected more than one (1) month in advance of the time when such Rents become due under the terms of the Assigned Leases if the aggregate amount thereof would exceed five percent (5%) of total Rents due at an applicable time.

6.18 Continuing Effectiveness. All representations and warranties contained herein shall be deemed continuing as of the date when made and in effect at all times while Borrower remains indebted to Bank pursuant to the Loans and shall be deemed to be incorporated by reference in each requisition an Advance by Borrower unless Borrower specifically notifies Bank of any change therein.

6.19 Anti-Terrorism Laws.

(A) General. No Borrower Party is in violation of any Anti-Terrorism Law, and no Borrower Party engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(B) Executive Order No. 13224.

(1) No Borrower Party is any of the following (each a “Blocked Person”):

a. A Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

b. A Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

c. A Person with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

d. A Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

e. A Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

f. A Person who is affiliated with a Person listed above.

(2) No Borrower Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

ARTICLE VII

7.	BORROWER’S COVENANTS

Borrower hereby covenants and agrees with Bank that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, Borrower at all times will comply or cause to be complied with the following covenants:

7.1 Affirmative Covenants.

(A) Borrower will duly and promptly pay and perform all of Borrower’s Obligations to Bank according to the terms of this Agreement and the other Loan Documents, and will cause each other Borrower Party to perform such other Borrower Party’s Obligations to Bank according to the terms of this Agreement and the other Loan Documents.

(B) Borrower will use the proceeds of the Loans only for the purposes permitted herein, and Borrower will furnish Bank such evidence as it may reasonably require with respect to such uses.

(C) Borrower will furnish or cause to be furnished to Bank:

(1) Within one hundred twenty (120) days after each Fiscal Year-End, (a) an income statement of each Borrower Party for such Fiscal Year, and (b) a balance sheet of each Borrower Party as of such Fiscal Year-End, all in reasonable detail, including all supporting schedules and comments, the statements and balance sheets to be internally prepared by the applicable Borrower Party and to include a listing of all contingent liabilities; provided however that after the occurrence of an Event of Default, Bank shall have the right to require all such financial statements to be audited. Bank shall have the right, from time to time, to discuss Borrower Parties’ affairs directly with Borrower Parties’ accountants, and any such accountants are authorized and directed to give Bank any information Bank may request at any time regarding the financial affairs of Borrower Parties and are authorized and directed to furnish Bank with copies of any documents in their possession related thereto;

(2) Upon Substantial Completion of the Project, within forty-five (45) days after each Quarter-End (a) an income statement of Borrower for such Quarter, and (b) a balance sheet of Borrower as of such Quarter-End, all in reasonable detail, including all supporting schedules and comments, all in a form acceptable to Bank, all of such information to be internally prepared by Borrower;

(3) No later than forty-five (45) days after each Quarter-End (or more frequently if required by Bank), a rent roll and cash flow and operating statement of the Project, all in form satisfactory to Bank in its reasonable discretion;

(4) Promptly upon receipt thereof, a copy of each interim progress report delivered pursuant to the Development Agreement.

(D) Borrower will engage in no business or activity other than the construction, development, ownership, management, leasing and operation of the Project and activities incidental thereto. Borrower will (i) enter into no contract or agreement with any Person except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Person; (ii) make no loan or advance to any Person; (iii) hold itself out to the public as a legal entity separate and distinct from any other Person (provided that Borrower’s assets may be included in a consolidated financial statement of an Affiliate so long as an appropriate notation is made); (iv) conduct business in its own name and shall maintain and utilize separate stationery, invoices and checks; (v) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided, however, that nothing herein shall require any party to provide additional capital to Borrower); and (vi) maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person. Bank hereby agrees that the Development Agreement is approved by Bank and does not violate the terms of this Paragraph (D).

(E) Borrower will duly and promptly perform all of Borrower’s obligations under the Assigned Leases according to the terms thereof.

(F) Borrower will pay all commitment and loan fees of Bank when due; all actual out-of-pocket fees and charges of any inspector retained by Bank during the period of time that the Project is being constructed; all out-of-pocket fees of any “tax-service” firm reporting on the payment of ad valorem taxes; all out-of-pocket expenses involved in perfecting Bank’s Lien or the priority of Bank’s Lien and all other out-of-pocket expenses of Bank related to the Loans, or the protection and preservation of the Collateral, or the enforcement of any provision of this Agreement, or the preparation of this Agreement, any of the other Loan Documents, or amendments to any of them, including, without limitation, recording fees and taxes, tax, title and lien search charges, title insurance charges, architects’, engineers’ and Attorneys’ Fees (including Attorneys’ Fees at trial and on any appeal by any Borrower Party or Bank), real property taxes and insurance premiums for insurance required to be maintained under this Agreement. Notwithstanding the foregoing, Borrower shall have no liability for any Excluded Taxes or expenses of Bank or its successors and assigns related to the assignment, securitization or participation of the Loans.

(G) Borrower will furnish promptly to Bank such information as Bank may reasonably require concerning costs, progress of construction, marketing, and such other factors as Bank may require; will notify Bank promptly of any litigation instituted or threatened in writing against any Borrower Party, any deficiencies asserted or Liens filed by the Internal Revenue Service against any Borrower Party, the Collateral, any audits of any Federal or State tax return of any Borrower Party, and the results of any such audit; will notify Bank promptly upon obtaining actual knowledge of any condemnation or similar proceedings with respect to any of the Collateral, any proceeding seeking to enjoin the intended use of the Project, and of all material changes in governmental requirements pertaining to the Project, utility availability, anticipated costs of completion, and any other matters which would reasonably be expected to materially adversely affect Borrower’s ability to perform its obligations under this Agreement or any other Loan Document.

(H) Borrower will permit Bank and its agents to have access to the Collateral at reasonable times during normal business hours and upon reasonable advance written notice to Borrower.

(I) Borrower will furnish to Bank, if Bank so requests, the contracts, bills of sale, receipted vouchers, and agreements, or any of them, under which Borrower claims title to the materials, articles, fixtures and other personal property used or to be used in the construction or operation of the Project; provided, however, that Bank shall not request such items more than once in any Quarter unless an Event of Default has occurred and is continuing.

(J) Borrower will cause, or permit Bank to cause, the Project to be reappraised (i) at Bank’s expense at any time, and (ii) at Borrower’s expense at any time, provided however, that Bank shall not require any such reappraisal at Borrower’s expense unless (x) there has occurred an Event of Default, or (y) required by request of regulatory authorities (and Bank shall deliver documentation to Borrower evidencing such requirement).

(K) Borrower will certify to Bank upon request by Bank that, to the best of Borrower’s knowledge:

(1) Borrower has complied with and is in compliance with all terms, covenants and conditions of this Agreement which are binding upon it (or, if such is not the case, that Borrower has not complied with, or is not in compliance with, certain specified terms, covenants and conditions);

(2) There exists no Event of Default (or, if such is not the case, that one or more specified Event of Default have occurred);

(3) There exists no Development Manager Default (or, if such is not the case, that one or more specified Development Manager Defaults have occurred); and

(4) The representations and warranties contained in this Agreement are true in all material respects with the same effect as though made on the date of such certificate (or, if such is not the case, that certain specified representations and warranties are not true in all material respects with the same effect as though made on the date of such certificate).

(L) Borrower will, when requested so to do, during normal business hours and upon reasonable prior notice, make available for inspection and audit by duly authorized representatives of Bank any of its Records, and will furnish Bank any information regarding its business affairs and financial condition within a reasonable time after written request therefor

(provided that so long as no Event of Default has occurred, Bank shall not inspect and audit Records more than once each Quarter). Borrower shall reimburse Bank for all costs associated with such audit if the audit reveals a material discrepancy in any financial report, statement or other document provided to Bank pursuant to this Agreement.

(M) Borrower will keep accurate and complete Records, consistent with sound business practices.

(N) Borrower will notify Bank thirty (30) days in advance of any change in the location of any of its places of business or of the establishment of any new place of business, or the discontinuance of any existing place of business.

(O) If requested by Bank, Borrower will furnish or cause to be furnished to Bank with copies of income tax returns as and when filed by any Borrower Party.

(P) Borrower will notify Bank immediately if it becomes aware of the occurrence of any Default.

(Q) Borrower will notify Bank immediately if it becomes aware of any Material Adverse Change or any suit or proceeding involving it that would reasonably be expected to have a Material Adverse Effect.

(R) Borrower will pay or cause to be paid when due, and before the accrual of penalties thereon, all taxes, including all real and personal property taxes and assessments levied or assessed against Borrower or the Mortgaged Property, and will provide Bank with receipted bills therefor if requested by Bank (provided, however, Borrower shall have the right to contest the validity or amount thereof in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed). Any taxes in respect of which amounts are deposited in the escrow account described in Section 7.6 of this Agreement shall be treated as paid for purposes of the foregoing.

(S) Borrower will cause the Mortgaged Property to be maintained in good and safe condition and repair, and subject to the provisions of Section 7.4 below, shall promptly repair, replace or rebuild any part of the Mortgaged Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any condemnation or similar proceeding.

(T) Subject to Borrower’s right to contest the same as set forth in Section 7.3(C), Borrower will keep the Collateral free from all Liens except the Permitted Liens; will pay promptly all Persons supplying work or materials for the construction of the Project; will immediately discharge, or make other arrangements reasonably acceptable to Bank with respect to, any mechanic’s or other Lien filed against the Collateral or Borrower; and will duly perform and observe all agreements, covenants and restrictions with respect to the Permitted Liens and with respect to any other easement, covenant or restriction now or hereafter affecting the Collateral.

(U) Prior to the execution of the Management Agreement, Borrower will furnish a draft thereof to Bank, for Bank’s approval of the form of Management Agreement and the manager thereunder. After Bank’s approval of the Management Agreement and such manager, Borrower will furnish or cause to be furnished to Bank a copy of the fully-executed Management Agreement, together with the Assignment of Management Agreement.

7.2 Negative Covenants.

(A) Without the prior written consent of Bank, Borrower will not change its name, enter into any merger, consolidation, liquidation, reorganization or recapitalization, or dissolve.

(B) Borrower will not sell, transfer, lease or otherwise dispose of, or enter into any agreement to sell, lease, transfer, assign or otherwise dispose of the Collateral, except for Permitted Leases and Other Transfers of Collateral.

(C) Without the consent of Bank, Borrower will not become liable, directly or indirectly, as guarantor or otherwise for any obligation of any Third Person in an amount exceeding $50,000.00 in the aggregate.

(D) Without the consent of Bank, Borrower will not issue, redeem, purchase or retire any of its Equity Interests or grant or issue any warrant, right or option pertaining thereto or any other security convertible into any of the foregoing, nor otherwise permit any voluntary transfer, sale, redemption, retirement, or other change in the ownership of any Equity Interests of Borrower by the Equity Owners of such Equity Interests which results in a Change in Control.

(E) Borrower will not incur, create, assume, or permit to exist any Indebtedness except:

(1) The Loans;

(2) Indebtedness otherwise expressly permitted under the terms of this Agreement or any other Loan Document, if any; and

(3) Indebtedness incurred in Borrower’s Ordinary Course of Business, provided that such Indebtedness is either Unsecured Indebtedness or Indebtedness secured by a Permitted Lien.

(F) Borrower will not permit any material change to the form of tenant lease to be used in connection with the leasing of the Project unless there is first obtained the prior written approval of Bank (which approval shall not be unreasonably withheld, conditioned or delayed).

(G) Borrower will not knowingly furnish Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

(H) Borrower will not directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any “margin stock” within the meaning of Regulation T, Regulation U, or Regulation X, or any regulations, interpretations or rulings thereunder.

(I) Borrower will not treat, store, handle, discharge, or dispose of any Hazardous Materials, Petroleum Products, or Solid Wastes except in compliance with all Environmental Laws.

(J) Borrower will not mortgage, assign, pledge or grant any mortgage, security interest, or other right in any Collateral to any Person other than Bank (other than Permitted Liens), nor permit any Lien to attach to any Collateral or any levy to be made thereon (subject to the contest rights of Borrower set forth in Section 7.3(C) below) or any financing statement to be on file in any public office with respect to any of the Collateral (except financing statements of Bank or as may be filed in connection with Permitted Liens).

(K) Borrower will not declare or pay any dividends, or make any other similar payment or distribution to any of its Equity Owners after and during the continuance of any (i) Payment Default/Note, or (ii) other Default with respect to which a Default Notice/Borrower has been given.

(L) Without Bank’s consent (not to be unreasonably withheld or delayed), Borrower agrees that it shall not enter into any agreement or take any other action which would materially modify or amend the Development Manager Obligations, waive or release the performance or satisfaction of any material duty or obligation with respect to the Development Manager Obligations, or terminate the Development Manager Obligations. Upon the occurrence of a Development Manager Default, Borrower (i) shall promptly give Bank notice of the occurrence of a Development Manager Default and a copy of any written notice given to or received from any Person in connection therewith, and if requested by Bank from time to time, shall apprise Bank as to any material events relating to such Development Manager Default, and (ii) agrees that Bank may discuss with the Development Manager (and hereby authorizes the Development Manager to discuss with Bank) the events and circumstances surrounding the Development Manager Default.

7.3 Construction Covenants.

(A) Subject to Force Majeure Events, Borrower will (i) commence the construction of the Project within ninety (90) days after the date hereof, if such construction has not already begun; (ii) cause the Project to be constructed on the Land substantially in accordance with the Plans and Specifications, and in compliance with all applicable Laws (including zoning and setback requirements), and so as not to encroach upon or overhang any easement or right-of-way, and so as to satisfy all Borrower’s obligations pursuant to any easements, covenants and restrictions affecting the Mortgaged Property; (iii) cause such construction to proceed continuously; (iv) complete construction of the Project no later than the Advancement Termination Date, time being of the essence; and (v) upon Substantial Completion of the Project, furnish to Bank within sixty (60) days of Bank’s request an as-built survey in form reasonably satisfactory to Bank, showing the extent of construction of the Improvements without violation of setback lines, zoning requirements or restrictive covenants and showing no encroachments or other conditions which could adversely affect the value and utility of the Project for its intended purpose.

(B) Borrower will deposit with Bank within five (5) Business Days of Bank’s demand therefor the amount of money necessary to cause the Construction Loan to be In Balance, and Bank shall be under no obligation to make any further Advances until any amount so demanded is so deposited. Any amount so deposited may be deposited in an account of Bank’s selection, and Borrower hereby pledges, grants, and conveys to Bank a Lien upon and in such account and/or deposit as additional collateral for the Obligations. Bank may advance all or a portion of any such amount on deposit prior to making any further Advance, and, during the continuance of an Event of Default, Bank may apply all or any portion of any such amount against any amounts owing to Bank under any one or more of the Loan Documents.

(C) Borrower will pay promptly all Persons supplying work or materials for the construction of the Project and will immediately discharge, or make other arrangements reasonably acceptable to Bank with respect to, any mechanic’s or other Lien filed against the Project (provided that so long as Bank’s security has been protected by the filing of a bond in an amount as necessary to “bond over” such Lien, Borrower shall have the right to contest in good faith any Lien).

(D) Unless there is first obtained the prior written consent of Bank, Borrower will not authorize or permit any change to the Plans and Specifications which would (i) result in an increase of the guaranteed maximum cost set forth in any Major Construction Contract by more than $250,000.00, (ii) materially diminish the quality, location or completed value of the Project, or (iii) so alter the Plans and Specifications as to invalidate any Governmental Approval.

(E) Upon Bank’s reasonable request, Borrower will notify Bank promptly of the names and addresses of all known contractors, subcontractors and materialmen who are employed in connection with the construction of the Project.

(F) Upon completion of the Project, Borrower will provide Bank with photographs of the completed Project, together with copies of all Licenses and Permits and other Governmental Approvals as may be necessary for the full and planned use and occupancy of the Project.

(G) Subject to compliance with all applicable zoning and other governmental requirements, at Bank’s request and at Bank’s expense, Borrower will erect and maintain on the Land, until Substantial Completion of the Project, one sign approved by Bank and Borrower indicating that construction financing is being provided by Bank.

(H) Borrower shall maintain with Bank its construction disbursement account with respect to the Project.

7.4 Insurance and Condemnation Covenants.

(A) Borrower will obtain and maintain, or cause to be obtained and maintained, at all times while Borrower is indebted to Bank, at Borrower’s sole expense: (a) the Title Insurance Policy; (b) all-risk insurance with respect to all insurable property comprising the

Project, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such hazards as are presently included in so-called “all-risk” coverage and against such other insurable hazards as Bank may require, in an amount not less than 100% of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent Bank and Borrower from becoming a coinsurer, such insurance to be in builder’s risk (non-reporting) form during and with respect to any construction on the Land; (c) if and to the extent any portion of the Improvements is in a special flood hazard area, a flood insurance policy in an amount equal to the lesser of the principal amount of the Loans or the maximum amount available; (d) comprehensive general public liability insurance, on an “occurrence” basis, for the benefit of Borrower and Bank as named insureds; (e) statutory workers’ compensation insurance with respect to any work on or about the Project; (f) rental continuation insurance or business interruption insurance equal to 100% of anticipated gross revenues from the Project for a twelve-month period; and (g) such other insurance on the Project as may from time to time be required by Bank (including but not limited to boiler and machinery insurance, earthquake insurance, and war risk insurance) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements. All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, and in form reasonably satisfactory to Bank, and shall require not less than thirty (30) days’ prior written notice to Bank of any cancellation or change of coverage. All insurance policies maintained, or caused to be maintained, by Borrower with respect to the Project, except for public liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by Borrower or Bank and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Agreement or any other Loan Document becomes insolvent or the subject of any Bankruptcy, receivership or similar proceeding or if in Bank’s reasonable opinion the financial responsibility of such insurer is or becomes inadequate, Borrower shall, in each instance promptly upon the request of Bank and at Borrower’s expense, obtain and deliver to Bank a like policy (or, if and to the extent permitted by Bank, a certificate of insurance) issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Documents, as the case may be. Without limiting the discretion of Bank with respect to required endorsements to insurance policies, all such policies for loss of or damage to the Project shall contain a standard mortgagee clause (without contribution) naming Bank as mortgagee with loss proceeds payable to Bank. Satisfactory certificates of insurance, and if requested by Bank, copies of each initial insurance policy, shall be delivered to Bank at the time of execution of this Agreement, with premiums fully paid, and, each renewal or substitute certificate of insurance (or policy, if requested by Bank) shall be delivered to Bank, with premiums fully paid, at least ten (10) days before the termination of the certificate (or policy) that it renews or replaces. Borrower shall pay all premiums on policies required hereunder as they become due and payable and promptly deliver to Bank evidence reasonably satisfactory to Bank of the timely payment thereof. In the event Borrower fails to provide, maintain, keep in force or deliver and furnish to Bank the insurance required by this Section, Bank may procure such insurance or single-interest insurance for such risks covering Bank’s interest, and Borrower will pay all premiums thereon promptly upon demand by Bank. Until such payment is made by Borrower, the amount of all such premiums shall be added to and become part of the Obligations. If any loss occurs at any time when Borrower has failed to perform Borrower’s covenants and agreements in this Section, Bank shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for Borrower, to the same extent as if it had been made payable to Bank. Upon any foreclosure of the Mortgage or transfer of title to the Project in extinguishment of the whole or any part of the Loans or any other amounts owing by Borrower to Bank, all of Borrower’s right, title and interest in and to the insurance policies referred to in this Section (including unearned premiums) and all proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee, to the extent permissible under such policies, and Bank is hereby irrevocably appointed by Borrower as attorney-in-fact for Borrower to assign any such policy to said purchaser or other such transferee without accounting to Borrower for any unearned premiums thereon. In the event the amount of insurance proceeds for any single event is Five Hundred Thousand Dollars ($500,000.00) or less, and so long as there exists no (i) Payment Default/Note, nor (ii) other Default with respect to which a Default Notice/Borrower has been given, Borrower shall have the right to settle such insurance claims without Bank’s involvement or consent, and the entire amount of such insurance proceeds in each case, actually received by Bank, shall be disbursed by Bank to Borrower, and shall be used by Borrower to restore or rebuild the affected portion of the Improvements. In the event the amount of insurance proceeds for any single event is greater than Five Hundred Thousand Dollars ($500,000.00), Bank shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Project, and the expenses incurred by Bank in the adjustment and collection of insurance proceeds shall be added to and become part of the Obligations and shall be due and payable to Bank on demand. Bank shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to Borrower. Any such proceeds received by Bank shall be applied and disbursed as provided in this Agreement. If Borrower fails to cause issuance of or an endorsement to any policy within five (5) Business Days after Bank’s written request therefor, then Borrower appoints Bank as Borrower’s attorney-in-fact to cause the issuance of or an endorsement of any policy and to otherwise bring Borrower into compliance with the provisions of this Section and to make any claim for, receive payment for, and execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage under any such insurance policy (provided that prior to the exercise of any such power, Bank shall notify Borrower in writing of the same).

(B) Bank is hereby authorized and empowered, at its option, to adjust or compromise any loss under any insurance policies maintained pursuant to this Section 7.4, and to collect and receive the proceeds from any such policy or policies (provided that Bank shall promptly remit to Borrower any proceeds of insurance in excess of the amount of the Obligations then owing). Each insurance company is hereby authorized and directed to make payment for all such losses directly to Bank as its interest may appear, instead of to Borrower and Bank jointly. In the event any insurance company fails to disburse directly and solely to Bank but disburses instead either solely to Borrower or to Borrower and Bank jointly, Borrower agrees immediately to endorse and transfer such proceeds to Bank to the extent of Bank’s interest therein. Upon the failure of Borrower to endorse and transfer such proceeds as aforesaid, Bank may execute such endorsements or transfers for and in the name of Borrower, and Borrower hereby irrevocably appoints Bank as Borrower’s agent and attorney in fact so to do. Bank shall apply the same at its option (i) to the payment of the Obligations, whether or not due and in whatever order Bank elects, (in which case a portion of or the entire Obligations shall, at Bank’s option, immediately become due and payable), (ii) to the repair and/or restoration of the Improvements, or (iii) for any other purposes or objects for which Bank is entitled to advance funds under any Loan Document, all without affecting Bank’s Lien, and any balance of such monies then remaining shall be paid to Borrower or the Person lawfully entitled thereto. Bank shall not be held responsible for any failure to collect any insurance proceeds due under the terms of any policy regardless of the cause of such failure.

(C) Notwithstanding the provisions of the immediately preceding paragraph to the contrary, if requested by Borrower, Bank agrees that the proceeds of any casualty insurance or any part thereof (after deducting therefrom all of its actual expenses incurred in the collection and administration of such sums, including Attorneys’ Fees) payable on account of loss or damage to the Improvements will be made available by Bank (consistent with disbursement procedures and subject to such terms and conditions as provided herein with respect to Advances to be made hereunder) to be applied by Borrower to restoration or repair of the Improvements provided that (i) there exists no (x) Payment Default/Note, nor (y) other Default with respect to which a Default Notice/Borrower has been given, and (ii) if the amount of such proceeds are in excess of $500,000.00, the following conditions are met (unless waived by Bank):

(1) there exists no (i) Payment Default/Note, nor (ii) any other Default with respect to which a Default Notice/Borrower has been given;

(2) Borrower presents sufficient evidence satisfactory to Bank that (A) the Improvements are capable of being, and will be, restored in compliance with all applicable Laws to an architectural whole and to substantially the same condition and value as prior to the casualty, (B) restoration of the Improvements to an architectural whole will be completed on or before the next-occurring Maturity Date, (C) there are sufficient funds from such insurance proceeds and other available monies, to completely restore or repair the Improvements to an architectural whole, as well as to maintain relevant debt service coverages and other operating expenses and otherwise satisfy any financial requirements of Bank, including changes as may be required with respect to interest rates, repayment terms and financial covenants, and (D) Bank will not incur any liability to any other Person as a result of such use or release of insurance proceeds;

(3) the plans and specifications for restoration or repair are approved in writing by Bank, in its reasonable discretion;

(4) parties having existing or expected possessory interests in the Improvements (other than any parties whose rights or interests are evidenced by agreements which have a term of less than one year remaining) agree to continue, in a manner reasonably satisfactory to Bank, to fulfill the contract terms then in effect following the restoration or repair (including, without limitation, the payment of rent or other sums without abatement or reduction except as approved by Bank, in its reasonable discretion), or Borrower shall deliver security reasonably satisfactory to Bank, in its discretion, to substitute for the loss of income caused by the failure of any such possessory interest to agree to continue to fulfill the contract terms then in effect following restoration or repair;

(5) all parties having operating, management or franchise interests in, and arrangements concerning, the Improvements, if any, are contractually obligated to continue their interests and arrangements for the contract terms then in effect following the restoration or repair; and

(6) Borrower shall enter into such agreements and deliver such other documents and other things as may be reasonably required by Bank in connection with the disbursement of all such proceeds.

If the foregoing conditions are satisfied within one hundred eighty (180) days of the date of loss, then the insurance proceeds shall be held by Bank and, after deducting from said insurance proceeds all of its actual expenses incurred in the collection and administration of such sums, including Attorneys’ Fees, Bank shall disburse the net insurance proceeds to or on behalf of Borrower (pursuant to a procedure reasonably satisfactory to Bank) as repair or restoration progresses and to the extent such proceeds are required to defray the expenses of such restoration or repair; and to the extent any such proceeds are not required to defray the expenses of such restoration or repair, Bank may, at its option, apply any such unused proceeds as provided for in the immediately preceding paragraph (B) of this Section. At all times during such restoration or repair, Borrower shall deposit with Bank funds which, when added to insurance proceeds on deposit with Bank, are sufficient to complete the restoration or repair of the Improvements to an architectural whole, as reasonably determined by Bank, in Bank’s reasonable discretion, in substantial accordance with the approved plans and specifications and all applicable Laws, including, but not limited to, Construction Laws.

If the conditions set forth in clauses (1) through (6) of this Section are not satisfied within one hundred eighty (180) days of the date of loss, then upon seven (7) days’ prior written notice to Borrower, the insurance proceeds shall be disbursed as provided for in the immediately preceding paragraph (B) of this Section.

(D) If all or any portion of the Project shall be taken through condemnation (which term shall include any damage or taking by any Governmental Authority and any transfer by private sale in lieu thereof), either temporarily or permanently, other than an insubstantial taking which does not materially adversely affect access or the use of the Project for its intended purposes, then a portion of or the entire Obligations shall, at the option of Bank, immediately become due and payable. Borrower, promptly upon obtaining knowledge of the institution, or the proposed, contemplated or threatened institution of any action or proceeding for the taking through condemnation of the Project or any part thereof will notify Bank, and Bank is hereby authorized, at its option, to commence, appear in and prosecute, through counsel selected by Bank, in its own or in Borrower’s name, any action or proceeding relating to any condemnation. Borrower may compromise or settle any claim for compensation, but shall not make any compromise or settlement for an award unless all of the Obligations are paid and satisfied in full, without the prior written consent of Bank. All such compensation, awards, damages, claims, rights of action and proceeds and the right thereto are hereby assigned by Borrower to Bank, and Bank is authorized, at its option, to collect and receive all such compensation, awards or damages and to give proper receipts and acquittances therefor without any obligation to question the amount of any such compensation, awards or damages. After deducting from said condemnation proceeds all of its expenses incurred in the collection and administration of such sums, including Attorneys’ Fees, the net proceeds shall be dealt with by Bank in accordance with, and subject to, the same terms and conditions as set forth in Paragraph (B) or Paragraph (C), as applicable, of Section 7.4 hereof as if the condemnation proceeds were insurance proceeds and as if the date the condemnation proceeds become payable to Borrower was the date of loss.

7.5 Assigned Document Covenants.

(A) Except as may otherwise be expressly provided for in this Agreement, including the immediately following paragraph, Borrower shall (a) observe and perform all the obligations imposed upon Borrower under each Assigned Document; (b) not do, or permit to be done, anything to impair the security of any Assigned Document; (c) promptly send to Bank copies of each written notice of default which Borrower shall send or receive under the Assigned Documents; (d) enforce the performance and observance of the material provisions of each Assigned Document; (e) not collect any of the Rents except as set forth in this Agreement; (f) not subordinate any Assigned Document to any Lien, or permit, consent, or agree to any such subordination without the prior written consent of Bank; (g) not materially alter, modify or change the terms of any Assigned Document, nor give any consent to exercise any option required or permitted by such terms, without the prior written consent of Bank in each such case; (h) not cancel or terminate any Assigned Document other than an Assigned Lease, or accept a surrender of any Assigned Document other than an Assigned Lease; (i) not convey or transfer, and shall not suffer or permit a conveyance or transfer of, the Mortgaged Property, or of any interest in the Mortgaged Property, so as to affect directly or indirectly, approximately or remotely, a merger of the estates and rights of, or a termination or diminution of the obligations of any other party to and under any Assigned Lease; (j) at Bank’s request, execute any documentation confirming the assignment and transfer to Bank of each Assigned Document; and (k) execute and deliver, at the request of Bank, all other further assurances, confirmations and assignments in the Assigned Documents as Bank shall, from time to time, reasonably require in order to evidence or secure the rights of Bank hereunder.

(B) Notwithstanding the provisions of the immediately preceding paragraph, so long as there shall not exist any Event of Default, then Borrower shall have a revocable license to continue to exercise all its rights and perform its obligations under the Assigned Documents, including the right to collect each payment of Rents at the time provided in the applicable Assigned Lease for such payment, it being understood and agreed that this paragraph is intended to be a revocable license granted to Borrower to collect and receive the Rents and to retain, use and enjoy the same and otherwise exercise all rights as landlord under any Assigned Lease, in each case subject to the terms hereof and of the Mortgage, and upon the occurrence of any Event of Default, (i) the license granted herein to Borrower shall immediately and automatically cease and terminate and shall be void and of no further force or effect, and (ii) Bank shall immediately be entitled to possession of all Rents (whether or not Bank enters upon or takes control of the all or any portion of the Collateral).

7.6 Escrow Deposits. From and during the occurrence of an Event of Default, at the option of Bank and further to secure the payment of taxes, assessments, other charges, and insurance premiums applicable or attributable to the Mortgaged Property, Borrower shall upon request of Bank deposit with Bank, on the first day of each month, such amounts as, in the reasonable estimation of Bank, shall be necessary to pay such taxes, assessments, charges and premiums as they become due; said deposits to be held and to be used by Bank to pay such taxes, assessments, charges and premiums as the same accrue and are payable. Payment from said sums for said purposes shall be made by Bank at its reasonable discretion and may be made even though such payments will benefit subsequent owners of the Mortgaged Property. Said deposits shall not be, nor be deemed to be, trust funds, but shall be, to the extent permitted by applicable Law, maintained in a segregated, interest-bearing account. If said deposits are insufficient to pay the taxes and assessments, insurance premiums and other charges in full as the same become payable, Borrower will deposit with Bank such additional sum or sums as may be required in order for Bank to pay such taxes and assessments, insurance premiums and other charges in full. Upon any Event of Default, Bank may, at its option, apply any money in the fund relating from said deposits to the payment of the Obligations in such manner as it may elect.

7.7 General Covenants and Agreements Pertaining to the Collateral. Borrower covenants and agrees that promptly after Borrower’s learning thereof, Borrower shall inform Bank in writing of any material delay or default in Borrower’s performance of any of its obligations under any Assigned Document, if such delay or default may give rise a Material Adverse Change.

7.8 Visitation. Borrower agrees to permit representatives of Bank from time to time to visit and inspect the Collateral during normal business hours upon reasonable prior written notice to Borrower, subject to the rights of tenants under leases, all Records related thereto, the premises upon which any of the Collateral is located, and any of the other offices and properties of Borrower; to examine the assets, books of account, and Records of Borrower; to discuss the affairs and finances of Borrower with and be advised as to the same by the officers thereof; and to verify the amount, quantity, value and condition of, or any other matter relating to, the Collateral, all at such times and intervals as Bank may desire.

7.9 Filing Fees and Taxes. Borrower covenants and agrees to pay all recording and filing fees, revenue stamps, taxes and other expenses and charges payable in connection with the execution and delivery to Bank of this Agreement and the other Loan Documents, and the recording, filing, satisfaction, continuation and release of any financing statements or other instruments filed or recorded in connection herewith or therewith.

7.10 Underlying Documents. Borrower covenants and agrees that it will, upon the written request therefor by Bank, promptly deliver possession to Bank of any or all of the Assigned Documents.

7.11 Further Assurances. Borrower covenants and agrees that, at Borrower’s cost and expense, upon written request of Bank, Borrower shall duly execute and deliver, or cause to be duly executed and delivered, to Bank such further instruments and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of Bank or its counsel, each in its reasonable discretion, to carry out more effectively the provisions and purposes of this Agreement.

ARTICLE VIII

8.	DEFAULT

8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(A) Borrower shall fail to pay any installment of principal or interest or any other amount payable hereunder or under any other Loan Document as and when the same becomes due, which failure to pay continues for more than five (5) days following written notice from Bank to Borrower (provided that Bank shall not be required to give such written notice more than twice in any consecutive 12-month period).

(B) Any Borrower Party shall fail to observe or perform any other obligation, condition, or covenant to be observed or performed by it hereunder or under any of the Loan Documents, and such failure shall continue for thirty (30) days or such longer period up to ninety (90) days if such failure is not capable of being cured within thirty (30) days (provided that Borrower has commenced and continues to diligently pursue cure of such failure) after written notice of such failure from Bank.

(C) There shall occur any Event of Default as defined and provided under any other Loan Document (after the expiration of any applicable grace and cure period).

(D) There shall occur any default or event of default (after the expiration of any applicable grace and cure period) under any agreement of Borrower with Bank or any other Person and relating to the borrowing of money or the extension of credit in a principal amount in excess of $500,000.00.

(E) The validity or enforceability of this Agreement or any of the other Loan Documents shall be improperly contested by any Borrower Party.

(F) Any of the Loan Documents for any reason (other than with respect to a partial or full release in accordance with the terms thereof), ceases to be in full force and effect or is declared to be null and void (other than solely as a result of action taken by Bank) as determined by a court of competent jurisdiction, or any Borrower Party denies that it has any further liability under any Loan Document to which it is a party or gives notice to such effect (other than with respect to a partial or full release in accordance with the terms thereof).

(G) Assignment or attempted assignment by any Borrower Party of this Agreement, any rights hereunder, or any Advance to be made hereunder, or the conveyance, lease, mortgage, or any other alienation or encumbrance of the Collateral or any interest therein without the prior written consent of Bank, except for Permitted Leases and Other Transfers of Collateral.

(H) Except as otherwise permitted herein, the transfer of Borrower’s Interest in, or rights under, this Agreement by operation of law or otherwise, including, without limitation, such transfer by Borrower as debtor in possession under the Bankruptcy Code, or by a trustee for Borrower under the Bankruptcy Code, to any Third Person, whether or not the obligations of Borrower under this Agreement are assumed by such Third Person.

(I) The institution of a foreclosure or other possessory action against the Collateral or any part thereof, subject to Borrower’s contest rights as provided in Section 7.3(C) hereof.

(J) Substantial damage to, or partial or total destruction of, the Project by fire or other casualty or the taking of any of the Project, temporarily or permanently, by eminent domain, and Borrower’s failure to restore, repair, replace, or rebuild the Project as and when required under the terms of any Loan Document (unless attributable to Bank’s failure to comply with the release of casualty proceeds as provided in Section 7.3(C) hereof).

(K) Failure or refusal by the Title Insurance Company, by reason of any matter affecting title to the Collateral, to insure any Advance as giving rise to a valid first Lien, subject only to the Permitted Liens.

(L) The dissolution of any Borrower Party, or any Change in Control, or the death of any individual Borrower Party.

(M) Any financial statement, representation, warranty or certificate made or furnished by any Borrower Party to Bank in connection with this Agreement, or as inducement to Bank to enter into this Agreement, or in any separate statement or document to be delivered hereunder to Bank, shall be materially false, incorrect, or incomplete when made.

(N) Any Borrower Party shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of itself or any of its creditors.

(O) Proceedings in Bankruptcy, or under any other Laws for the relief of debtors, now or hereafter existing, shall be commenced by any Borrower Party, or shall be commenced against any Borrower Party and shall not be discharged within sixty (60) days of commencement.

(P) Any Borrower Party shall suffer a final judgment for payment of money aggregating in excess of $500,000.00 (to the extent not adequately covered by insurance as to which the insurance company has acknowledged responsibility), and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings (including appeals), execution has not been commenced or if commenced has been effectively stayed.

(Q) A receiver or trustee shall be appointed for any Borrower Party or for any substantial part of their assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of any Borrower Party, and such receiver or trustee shall not be discharged within thirty (30) days of his appointment, or such proceedings shall not be discharged within sixty (60) days of its commencement, or any Borrower Party shall discontinue business or materially change the nature of its business.

(R) A judgment creditor of any Borrower Party shall obtain possession of any material portion of the Collateral by any means, including, without limitation, levy, distraint, replevin or self-help.

Provided that with respect to any of the foregoing (i) such Event of Default will be deemed to have occurred upon the occurrence of such event Without Notice if Bank is prevented from giving any notice set forth above by Bankruptcy or other applicable Law, and (ii) such Event of Default shall not constitute an Event of Default if such Event of Default is a Guarantor Event of Default and the Replacement Guarantor Requirement is satisfied (it being understood and agreed, however, that satisfaction of the Replacement Guarantor Requirement shall not release any Guarantor from its obligations under a Guaranty to which it is a party).

8.2 No Advances After Default. Upon the occurrence and during the continuance of any Default, and notwithstanding any provision contained herein or in any other Loan Document to the contrary, Bank shall have the absolute right to refuse to make, and shall be under no obligation to make, any further Advances.

8.3 Acceleration. All Obligations shall, at the option of Bank, become immediately due and payable, Without Notice, upon the occurrence of an Event of Default without further action of any kind.

8.4 General Remedies. Upon the occurrence of any Event of Default, Bank shall have, in addition to the rights and remedies given it by this Agreement and the other Loan Documents, all those allowed by all applicable Laws as enacted in any Jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, Bank may immediately, Without Notice, sell at public or private sale or otherwise realize upon, the whole or, from time to time, any part of the Collateral, or any interest which Borrower may have therein.

8.5 Bank’s Additional Rights and Remedies. Upon the occurrence of any Event of Default and except as may otherwise be prohibited or expressly provided for to the contrary under applicable Law, in addition to any rights or remedies Bank may otherwise have under this Agreement, any other Loan Documents, or under applicable Laws, Bank shall have the right, Without Notice, to take any or all of the following actions at the same or different times:

(A) To cancel Bank’s obligations arising under this Agreement;

(B) To institute appropriate proceedings to enforce all rights and remedies available to Bank at law or in equity;

(C) To take immediate possession of the Collateral as well as all other property to which title is held by Borrower as is necessary to fully complete all onsite and offsite Improvements and complete the construction and equipping of the Project and do anything in its sole judgment to fulfill the obligations of Borrower hereunder, and/or other agreement with respect to the Project, including availing itself of and procuring performance of existing contracts, amending the same, or entering into new contracts with the same contractors or others and employment of watchmen to protect the Collateral from injury. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Bank its lawful attorney-in-fact with full power of substitution in the premises to complete construction and equip the Project, to use funds which Borrower may have deposited with Bank pursuant to this Agreement, or to advance funds in excess of the amount of the Loans, and Borrower agrees to reimburse Bank for any expenses of such completion which exceed undisbursed loan funds) to complete the Project; to pay all taxes and assessments on the Collateral not paid by Borrower when due and to add the amounts of any such payments to the Obligations; to make changes in the Plans and Specifications which shall be necessary or desirable to complete the Improvements in substantially the manner contemplated by the Plans and Specifications; to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle, or compromise all bills and claims, which may be incurred in connection with constructing and equipping the Project; to purchase any fixtures, equipment, machinery, furniture or any other personal property as may be necessary or desirable for the completion of the construction and equipping of the Project or for the clearance of title; to execute all applications and certificates in the name of Borrower which may be required; to prosecute and defend all actions or proceedings in connection with the Collateral; and to do any act which Borrower might do in its own behalf relating to the Collateral, it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(D) To appoint or seek appointment of a receiver, Without Notice and without regard to the solvency of Borrower or the adequacy of the security, for the purpose of preserving the Collateral, preventing waste, and to protect all rights accruing to Bank by virtue of this Agreement and the other Loan Documents, and expressly to make any and all further improvements, whether onsite or offsite, as Bank may determine to be necessary to complete the development and construction of the Project. All actual expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Collateral, shall be charged against Borrower and shall be secured by Bank’s Lien;

(E) To proceed to perform any and all of the duties and obligations and exercise all the rights and remedies of Borrower contained in the Assigned Documents as fully as Borrower could itself;

(F) To take possession of the Mortgaged Property and/or the Rents and have, hold, manage, lease and operate the Mortgaged Property on such terms and for such period of time as Bank may in its discretion deem proper, and, either with or without taking possession of the Mortgaged Property in Bank’s own name:

(1) Make any payment or perform any act which Borrower has failed to make or perform, in such manner and to such extent as Bank may deem necessary to protect the security provided for in this Agreement, or otherwise, including without limitation, the right to appear in and defend any action or proceeding purporting to affect the security provided for in this Agreement, or the rights or powers of Bank;

(2) Lease the Mortgaged Property or any portion thereof in such manner and for such Rents as Bank shall determine in its discretion; or

(3) Demand, sue for, or otherwise collect and receive from all Persons all Rents, including those past due and unpaid, with full power to make from time to time all alterations, renovations, repairs or replacements of and to the Mortgaged Property (or any part thereof) as may seem proper to Bank and to apply the Rents to the payment of (in such order of priority as Bank, in its discretion, may determine):

a. All out-of-pocket expenses of managing the Mortgaged Property, including, without limitation, the salaries, fees and wages of a managing agent and such other employees as Bank may deem necessary or desirable;

b. All taxes, charges, claims, assessments, water rents, sewer rents, and any other liens, and premiums for all insurance which Bank may deem necessary or desirable, and the cost of all alterations, renovations, repairs, or replacements, and all expenses incidental to taking and retaining possession of the Mortgaged Property;

c. All or any portion of the Loans; and/or

d. All costs and Attorneys’ Fees incurred in connection therewith.

In connection with the foregoing, Borrower hereby authorizes and directs each party to any Assigned Document (other than Borrower), upon receipt from Bank of written notice to the effect that an Event of Default exists, to perform all of its obligations under the Assigned Document as directed by Bank, and to continue to do as so directed until otherwise notified by Bank.

8.6 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, Bank may, and is hereby authorized by Borrower, at any time and from time to time, to the fullest extent permitted by applicable Laws, and Without Notice to Borrower, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by Bank to, or for the credit or the account of, Borrower against any or all of the Obligations now or hereafter existing whether or not such Obligations have matured and irrespective of whether Bank has exercised any other rights that it has or may have with respect to such Obligations, including without limitation any acceleration rights. The aforesaid right of set-off may be exercised by Bank against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Borrower, or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Bank prior to the making, filing or issuance, or service upon Bank of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Bank agrees to promptly notify Borrower in writing after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

8.7 No Limitation on Rights and Remedies. The enumeration of the powers, rights and remedies in this Article shall not be construed to limit the exercise thereof to such time as an Event of Default occurs if, under applicable Law or any other provision of this Agreement or any other Loan Document, Bank has any of such powers, rights and remedies regardless of whether an Event of Default has occurred, and any limitation contained herein or in any of the other Loan Documents as to Bank’s exercise of any power, right or remedy for a period of time only during the continuance of an Event of Default shall only be applicable at such time as Bank shall have actual knowledge that such Event of Default is no longer continuing and for a reasonable time thereafter as may be necessary for Bank to cease the exercise of such powers, rights and remedies (it being expressly understood and agreed that until such time as Bank shall obtain such knowledge and after the expiration of such reasonable time, Bank shall have no liability whatsoever for the commencement of or continuing exercise of any such power, right or remedy).

8.8 Application of Proceeds. Except as otherwise expressly required to the contrary by applicable Law or any Loan Document, the net cash proceeds resulting from the exercise of any of the rights and remedies of Bank under this Agreement, after deducting all actual charges, expenses, costs and Attorneys’ Fees relating thereto, shall be applied by Bank to the payment of the Obligations, whether due or to become due, in such order and in such proportions as Bank may elect; and Borrower shall remain liable to Bank for any deficiency.

ARTICLE IX

9.	MISCELLANEOUS.

9.1 Termination of Bank’s Lien. This Agreement and Bank’s Lien will not be terminated until one of Bank’s officers signs a written termination or satisfaction agreement to such effect (provided that Bank agrees to promptly provide a written termination or satisfaction agreement upon request of Borrower, provided that the Obligations which may be satisfied by the payment of money have so been paid in full, Bank has no obligation to make any further Advances or otherwise extend any credit to Borrower under the Loan Documents, and there is not existing any Default). Except as otherwise expressly provided for in this Agreement, no termination of this Agreement shall in any way affect or impair the representations, warranties, agreements, covenants, obligations, duties and Obligations of Borrower Party or the powers, rights, and remedies of Bank under this Agreement with respect to any transaction or event occurring prior to such termination, all of which shall survive such termination

9.2 Construction. The provisions of this Agreement shall be in addition to those of any other Loan Document and any guaranty, pledge or security agreement, mortgage, deed of trust, security deed, note or other evidence of liability given by Borrower to or for the benefit of Bank, all of which shall be construed as complementary to each other, and all existing liabilities and obligations of Borrower to Bank and any mortgages, security interests, and/or liens heretofore granted to or for the benefit of Bank shall, except and only to the extent expressly provided herein to the contrary, remain in full force and effect, and shall not be released, impaired, diminished, or in any other way modified or amended as a result of the execution and delivery of this Agreement or any other Loan Document or by the agreements and undertaking of Borrower contained herein and therein. Nothing herein contained shall prevent Bank from enforcing any or all other notes, guaranties, pledges or security agreements, mortgages, deeds of trust, or security deeds in accordance with their respective terms. In the event of a conflict between any of the provisions of this Agreement or any of the other Loan Documents, the provisions most favorable to Bank shall control.

9.3 Indemnity. Borrower agrees to indemnify Bank and its officers, directors, agents, and attorneys against, and to hold Bank and all such other Persons harmless from all Default Costs, which indemnification is in addition to, and not in derogation of, any statutory, equitable, or common law right or remedy Bank may have for breach of representation, warranty, statement or covenant or otherwise may have under any of the Loan Documents. This agreement of indemnity shall be a continuing agreement and shall survive payment of the Loans and termination of this Agreement.

9.4 Bank’s Consent or Approval. Except where otherwise expressly provided in the Loan Documents, in any instance where any matter or thing is required to be “satisfactory” to Bank or to Bank’s “satisfaction”, or in Bank’s “discretion” where the approval, consent, or the exercise of Bank’s judgment or discretion is otherwise required or permitted, the granting or denial of such approval or consent and the exercise of such judgment or discretion shall be (a) within the sole and absolute discretion of Bank; and (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Bank.

9.5 Enforcement and Waiver by Bank. Bank shall have the right at all times to enforce the provisions of this Agreement and each of the other Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Bank in refraining from so doing at any time or times. The failure of Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

9.6 No Representation, Assumption, or Duty. Nothing, including any Advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any Person by Bank. Any inspection or audit of the Collateral or the Records of Borrower, or the procuring of documents and financial and other information, by or on behalf of Bank shall be for Bank’s protection only, and shall not constitute any assumption of responsibility by Bank with respect thereto or relieve Borrower of any of Borrower’s obligations. Bank has no duty to supervise or to inspect the Project nor any duty of care to Borrower or any other Person to protect against, or inform Borrower or any other Person of, the existence of negligent, faulty, inadequate or defective design or construction of any improvements to the Project. Borrower has selected all surveyors, architects, engineers, contractors, materialmen and all other Persons furnishing services or materials to the Project. Notwithstanding any approvals or consents by Bank, Bank has no obligation or responsibility whatsoever for the adequacy, form or content of the Plans and Specifications, any contract, any change order, any lease, or any other matter incident to the Project or the construction of the Project. Bank’s acceptance of an assignment of the Plans and Specifications shall not constitute approval of the Plans and Specifications.

9.7 Expenses of Bank. Borrower will, on demand, reimburse Bank for all actual out-of-pocket expenses incurred by Bank in connection with the preparation, amendment, modification or enforcement of this Agreement and the other Loan Documents and/or in the collection of any amounts owing from Borrower or any other Person to Bank under this Agreement or any other Loan Document and, until so paid, the amount of such expenses shall be added to and become part of the Obligations.

9.8 Attorneys’ Fees. If at any time or times hereafter Bank employs counsel to advise or provide other representation with respect to this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter executed by any Borrower Party and delivered to Bank with respect to the Obligations, or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleadings or to take any other action in or with respect to any suit or proceeding relating to this Agreement, any Loan Document, or any other agreement, instrument or document heretofore, now or hereafter executed by any Borrower Party and delivered to Bank with respect to the Obligations, or to represent Bank in any litigation with respect to the affairs of any Borrower Party, or to enforce any rights of Bank or obligations of any Borrower Party or any other Person which may be obligated to Bank by virtue of this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter delivered to Bank by or for the benefit of Borrower with respect to the Obligations, or to collect from Borrower any amounts owing hereunder, then in any such event, all of the Attorneys’ Fees incurred by Bank arising from such services and any actual expenses, costs and charges relating thereto shall constitute additional obligations of Borrower payable on demand and, until so paid, shall be added to and become part of the Obligations.

9.9 Exclusiveness. This Agreement and the other Loan Documents are made for the sole protection of Borrower Parties and Bank, and Bank’s successors and assigns, and no other Person shall have any right of action hereunder.

9.10 Notices. Any notices or consents required or permitted by this Agreement shall be sent by (i) personal delivery, for next Business Day delivery, or (ii) nationally-recognized overnight courier service (such as Federal Express), as follows, unless such address is changed by written notice hereunder:

(A)	If to Borrower:

GGT Daniel SC Venture, LLC

c/o Daniel Realty Company, LLC

3660 Grandview Parkway, Suite 100

Birmingham, Alabama 35243

Attention: Mr. Scott Pulliam

and:

GGT Daniel SC Venture, LLC

c/o CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: Holly J. Greer, General Counsel

with copies to:

Burr & Forman LLP

420 North 20th Street

Suite 3400

Birmingham, Alabama 35203

Attention: Gail Livingston Mills

and:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

450 South Orange Avenue

Orlando, Florida 32801

Attention: Joaquin E. Martinez, Esq.

(B)	If to Guarantors:

Daniel Realty Company, LLC

3660 Grandview Parkway, Suite 100

Birmingham, Alabama 35243

Attention: Mr. Scott Pulliam

Daniel Investment Partners, LLC

c/o Daniel Realty Company, LLC

3660 Grandview Parkway, Suite 100

Birmingham, Alabama 35243

Attention: Mr. Scott Pulliam

Daniel Realty Services, L.L.C.

c/o Daniel Realty Company, LLC

3660 Grandview Parkway, Suite 100

Birmingham, Alabama 35243

Attention: Mr. Scott Pulliam

with a copy to:

Burr & Forman LLP

420 North 20th Street

Suite 3400

Birmingham, Alabama 35203

Attention: Gail Livingston Mills

(C)	If to Bank:

Synovus Bank

800 Shades Creek Parkway

Birmingham, Alabama 35209

Attention: Mr. Haston Simmons

with a copy to:

Ray D. Gibbons, Esq.

Gibbons Graham LLC

100 Corporate Parkway, Suite 125

Birmingham, Alabama 35242

Any such notice or consent shall be deemed to have been given upon either (a) actual receipt thereof, or (b) on the next Business Day following deposit of the same with any nationally-recognized overnight courier delivery service.

9.11 Waiver and Release by Borrower. Unless and only to the extent as may be expressly limited or prohibited under applicable Laws or as provided for herein or in any other Loan Document to the contrary, Borrower (A) waives protest of all commercial paper at any time held by Bank on which Borrower is any way liable; (B) waives notice of acceleration and of intention to accelerate; (C) waives notice and opportunity to be heard, after acceleration, before exercise by Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with Borrower, and except where required under the Loan Documents or by any applicable Laws which requirement cannot be waived, notice of any other action taken by Bank; and (D) releases Bank and its officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them except fraud, gross negligence or willful misconduct.

9.12 Limitation on Waiver of Notice, Etc. Notwithstanding any provision of this Agreement to the contrary, to the extent that any applicable Law expressly limits any waiver of any right contained herein or in any other Loan Document (including any waiver of any notice or other demand), such waiver shall be ineffective to such extent.

9.13 Assignment and Participation. Notwithstanding any other provision of this Agreement, Borrower understands and agrees that Bank may enter into participation or other agreements with Participants whereby Bank will allocate certain percentages of its commitment to them and/or assign all or a portion of its rights and obligations under this Agreement and/or the other Loan Documents (all such participations and assignments to be a minimum amount of $10,000,000). Borrower acknowledges and agrees that, for the convenience of all parties, this Agreement is being entered into with Bank only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to each such Participant as well as Bank, and Borrower hereby agrees that, at Bank’s election and if consistent with the terms of any such participation or other agreement, upon prior written notice from Bank to Borrower, each such Participant shall have the same rights and/or obligations as if it were an original party to this Agreement, subject only to any contrary provision in such participation or other agreement, and Borrower hereby grants to each such Participant, the right to set off deposit accounts maintained by Borrower with such Participant; provided that (i) Bank’s obligations under this Agreement shall remain unchanged, (ii) Bank shall remain solely responsible to Borrower hereto for the performance of such obligations, and (iii) Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which Bank sells such a participation shall provide Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Borrower authorizes Bank to disclose financial and other information regarding Borrower to Participants and potential Participants; provided, however, that Bank shall require that each Participant and potential Participant maintain the confidentiality of all information delivered to them in connection with the Loans (except as necessary to be shared on a need to know basis with their respective legal counsel, accountants or other professionals). Notwithstanding anything provided to the contrary in this Agreement or in any of the other Loan Documents, until the occurrence of an Event of Default, Bank may assign its rights with respect to the Loans and its rights under the Loan Documents only to any Person who would constitute a Participant.

9.14 Governing Law. This Agreement is entered into and performable in the State of Alabama, and the substantive Laws, without giving effect to principles of conflict of laws, of the United States and the State of Alabama shall govern the construction of this Agreement and the other Loan Documents, and the rights and remedies of the parties hereto and thereto, except to the extent that the location of any Collateral in a Jurisdiction other than Alabama requires that the perfection of Bank’s Lien, and the enforcement of certain of Bank’s remedies with respect to the Collateral, be governed by the Laws of such other Jurisdiction.

9.15 SUBMISSION TO JURISDICTION; WAIVERS.

(A) EACH OF BORROWER AND BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ALABAMA, THE DISTRICT COURTS OF THE UNITED STATES OF AMERICA IN THE STATE OF ALABAMA, AND APPELLATE COURTS FROM ANY THEREOF; CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(B) EACH OF BORROWER AND BANK HEREBY:

(1) IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM OF ANY TYPE AS TO ANY MATTER ARISING DIRECTLY OR INDIRECTLY OUT OF OR WITH RESPECT TO THIS AGREEMENT, THE NOTE, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH; AND

(2) AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY OF ANY KIND WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.16 Binding Effect; Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of Bank.

9.17 Entire Agreement, Amendments. This Agreement, including the Exhibits hereto, all of which are hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party.

9.18 Severability. If any provision of this Agreement or any of the other Loan Documents shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement or such other instrument or agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

9.19 Headings. The section and paragraph headings hereof are inserted for convenience of reference only, and shall not alter, define, or be used in construing the text of such sections and paragraphs.

9.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

9.21 Seal. This Agreement is intended to take effect as an instrument under seal.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

BORROWER:

GGT DANIEL SC VENTURE, LLC, a Delaware limited liability company

By:	DANIEL HAYWOOD, LLC,
an Alabama limited liability company,
its Operating Member

	By:	DANIEL MANAGEMENT CORPORATION,
an Alabama corporation,
its Manager

		By:	R. Scott Pulliam
R. Scott Pulliam,
its Senior Vice President

BANK:

SYNOVUS BANK, a Georgia banking corporation,

By:	Hoston Simmons

Print Name:	Hoston Simmons
Print Title:	Vice-President

EXHIBIT A

COST BUDGET

INTENTIONALLY OMMITTED

EXHIBIT B

Environmental Site Assessment Reports

INTENTIONALLY OMMITTED